Exhibit 10.1

Deal CUSIP: 04635HAA5

Revolver CUSIP: 04635HAB3

Term A Loan CUSIP: 04635HAD9

Delayed Draw Term Loan CUSIP: 04635HAC1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 26, 2025

among

ASTRANA HEALTH, INC.

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

TRUIST BANK

as Administrative Agent

WELLS FARGO SECURITIES, LLC

and

TRUIST SECURITIES, INC.,

as Co-Sustainability Structuring Agents

TRUIST SECURITIES, INC.

JPMORGAN CHASE BANK, N.A.

TD SECURITIES (USA) LLC

U.S. BANK NATIONAL ASSOCIATION

WELLS FARGO SECURITIES, LLC

BANK OF AMERICA, N.A.

CITY NATIONAL BANK

MIZHUO BANK, LTD.

MORGAN STANLEY SENIOR FUNDING, INC.

PREFERRED BANK

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

i

Schedules

Schedule I	_	Applicable Margins, Applicable Percentage and Applicable Ticking Fee Rate
Schedule II	_	Commitment Amounts
Schedule III	_	Immaterial Subsidiaries
Schedule 1.1(a)	_	Associated Practices
Schedule 1.1(b)	_	Associated Practice Documents
Schedule 1.1(c)	_	Specified Acquisition Refinancing
Schedule 2.22	_	Existing Letters of Credit
Schedule 4.5	_	Environmental Matters
Schedule 4.14	_	Subsidiaries
Schedule 4.22	_	Healthcare Matters
Schedule 5.17	_	Post-Closing Obligations
Schedule 7.1	_	Existing Indebtedness
Schedule 7.2	_	Existing Liens
Schedule 7.4	_	Existing Investments
Schedule 7.7	_	Existing Transactions with Affiliates

Exhibits

Exhibit A	_	Form of Assignment and Acceptance
Exhibit 2.3	_	Form of Notice of Revolving Borrowing
Exhibit 2.4	_	Form of Notice of Swingline Borrowing
Exhibit 2.5	_	Form of Notice of Delayed Draw Term Loan Borrowing
Exhibit 2.7	_	Form of Notice of Conversion/Continuation
Exhibits 2.20A – D	_	Tax Certificates
Exhibit 3.1(b)(ii)	_	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	_	Form of Officer’s Certificate
Exhibit 3.1(b)(vii)	_	Form of Solvency Certificate
Exhibit 5.1(c)	_	Form of Compliance Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of February 26, 2025, by and among ASTRANA HEALTH, INC., a Delaware corporation (the “Borrower”), those several banks and other financial institutions and lenders from time to time party hereto, and TRUIST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain of the Lenders and Truist Bank, successor by merger to SunTrust Bank, as administrative agent, are parties to that certain Credit Agreement, dated as of September 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the First Restatement Date, the “Original Credit Agreement”);

WHEREAS, on the First Restatement Date, the Borrower, certain of the Lenders (the “Existing Lenders”) and the Administrative Agent amended and restated the Original Credit Agreement pursuant to that certain Amended and Restated Credit Agreement, dated as of June 16, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that (x) the Existing Lenders and the Administrative Agent amend and restate the Existing Credit Agreement and (y) the Lenders extend senior secured credit facilities to the Borrower on the Closing Date in the form of (i) term A loans in an aggregate principal amount equal to $250,000,000, (ii) delayed draw term loan commitments in an aggregate principal amount equal to $745,000,000 and (iii) a revolving credit facility in an aggregate principal amount equal to $300,000,000; and

WHEREAS, the Existing Lenders and the Administrative Agent are willing to amend and restate the Existing Credit Agreement, and the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested senior secured credit facilities (including letters of credit and swingline subfacilities) in favor of the Borrower on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1            Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Borrower or any of its Subsidiaries or shall be merged with the Borrower or any of its Subsidiaries or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and all or substantially all of such assets, division or business unit are located in the United States). Notwithstanding the foregoing, the Specified Acquisition shall constitute an “Acquisition”.

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Administrative Agent” shall mean Truist Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Administrative Services Agreement” shall mean that certain Administrative Services Agreement, dated as of May 10, 2019 and effective as of the Original Closing Date, between NMM and AP-AMH.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Associated Practices shall be deemed not to be an Affiliate of any Loan Party or any Subsidiary thereof.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. As of the Closing Date, the Aggregate Revolving Commitment Amount is $300,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Revolving Lenders at any time outstanding.

“Alpha Care” shall mean Alpha Care Medical Group, Inc., a California professional corporation.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower and/or its Subsidiaries concerning or relating to bribery, corruption or money laundering.

“APC” shall mean Allied Physicians of California, a Professional Medical Corporation, a California professional medical corporation, doing business as Allied Pacific IPA.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date, or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Consolidated Total Net Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in such Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, such Applicable Margin shall be at Pricing Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time such Applicable Margin shall be determined as otherwise provided above in this paragraph. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2025 are required to be delivered shall be at Pricing Level II as set forth on Schedule I.

In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grids set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, such Applicable Margin shall be reset to the Accurate Applicable Margin based upon the applicable pricing grid set forth on Schedule I for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Applicable Margin for such period (and no Default or Event of Default shall have been deemed to occur solely as a result of such underpayment upon timely payment of such additional amounts). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII, but shall not survive the Revolving Commitment Termination Date or the Maturity Date, as the case may be.

“Applicable Percentage” shall mean, as of any date, with respect to the Commitment Fee as of such date, the percentage per annum determined by reference to the Consolidated Total Net Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Percentage resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Pricing Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above in this paragraph. Notwithstanding the foregoing, the Applicable Percentage for the Commitment Fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2025 are required to be delivered shall be at Pricing Level II as set forth on Schedule I.

In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Revolving Lenders, the accrued additional Commitment Fee owing as a result of such Accurate Applicable Percentage for such period (and no Default or Event of Default shall have been deemed to occur solely as a result of such underpayment upon timely payment of such additional amounts). The provisions of this definition shall not limit the rights of the Administrative Agent and the Revolving Lenders with respect to Section 2.13(c) or Article VIII, but shall not survive the Revolving Commitment Termination Date.

“Applicable Ticking Fee Rate” shall mean, as of any date, with respect to the Delayed Draw Term Ticking Fee as of such date, the percentage per annum determined by reference to the Consolidated Total Net Leverage Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Ticking Fee Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Ticking Fee Rate shall be at Pricing Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Ticking Fee Rate shall be determined as provided above in this paragraph. Notwithstanding the foregoing, the Applicable Ticking Fee Rate from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2025 are required to be delivered shall be at Pricing Level II as set forth on Schedule I.

In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Ticking Fee Rate based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Ticking Fee Rate”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Ticking Fee Rate shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Ticking Fee Rate shall be reset to the Accurate Applicable Ticking Fee Rate based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Delayed Draw Term Lenders, the accrued additional Delayed Draw Term Ticking Fee owing as a result of such Accurate Ticking Fee Rate for such period (and no Default or Event of Default shall have been deemed to occur solely as a result of such underpayment upon timely payment of such additional amounts). The provisions of this definition shall not limit the rights of the Administrative Agent and the Delayed Draw Term Lenders with respect to Section 2.13(c) or Article VIII, but shall not survive the Maturity Date.

“Approved Entity” shall mean (i) AP-AMH, (ii) AP-AMH 2, or (iii) another entity with an executive officer of the Borrower serving as a “nominee shareholder” (including where the officer as a licensed physician, rather than the Borrower, serves as the shareholder of such entity on behalf of the Borrower or a Subsidiary of the Borrower in order to achieve certain corporate, regulatory and/or accounting treatment) and where such officer derives no direct financial benefit from such status.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“AP-AMH” shall mean Astrana Health Medical Corporation (f/k/a AP-AMH Medical Corporation), a California professional medical corporation.

“AP-AMH Loan” shall mean that certain $545,000,000 loan made on the Original Closing Date by the Borrower to AP-AMH. For the avoidance of doubt, as of the Closing Date, the full original principal amount of the AP-AMH Loan remains outstanding.

“AP-AMH Loan Documents” shall mean (a) that certain Loan Agreement, dated as of the Original Closing Date, by and between the Borrower and AP-AMH, as amended from time to time in accordance with the terms hereof and (b) that certain Security Agreement, dated as of the Original Closing Date, by AP-AMH in favor of the Borrower, as amended from time to time in accordance with the terms hereof.

“AP-AMH 2” shall mean AP-AMH 2 Medical Corporation, a California professional medical corporation.

“AP-AMH 2 Loan” shall mean that certain $113,800,000 loan made on January 31, 2024 by the Borrower to AP-AMH 2. For the avoidance of doubt, as of the Closing Date, the full original principal amount of the AP-AMH 2 Loan remains outstanding.

“AP-AMH 2 Loan Documents” shall mean that certain Loan and Security Agreement, dated as of January 31, 2024, by and between the Borrower and AP-AMH 2, as amended from time to time in accordance with the terms hereof.

“Arrangers” shall mean Truist Securities, Inc., JPMorgan Chase Bank, N.A., TD Securities (USA) LLC, U.S. Bank National Association, Wells Fargo Securities, LLC, Bank of America, N.A., City National Bank, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Preferred Bank, and Fifth Third Bank, National Association, in their capacities as joint bookrunners and joint lead arrangers.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Associated Practice” shall mean each professional entity or other Person (other than any Loan Party or Subsidiary thereof) that is (i) party to a Management Services Agreement with a Loan Party or (ii) an entity with an executive officer of a Loan Party serving as a “nominee shareholder” (where the officer as a licensed physician, rather than such Loan Party, serves as the direct or indirect shareholder of such entity on behalf of such Loan Party, a Subsidiary of such Loan Party or APC in order to achieve certain corporate, regulatory and/or accounting treatment) and where such officer derives no direct financial benefit from such status. Each Associated Practice that exists as of the Closing Date is described on Schedule 1.1(a).

“Associated Practice Documents” shall mean, collectively, the Management Services Agreements, the Administrative Services Agreement and the Transfer Restriction Agreements, in each case as the same may now or hereafter be in existence and be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by this Agreement. Each Associated Practice Document that exists as of the Closing Date is described on Schedule 1.1(b).

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Amount” shall mean, as of any date of determination, an amount not less than zero, equal to:

(i)             50% of the aggregate amount of Net Cash Proceeds received by Borrower from or in exchange for the issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock) after the Closing Date and on or prior to such date; plus

(ii)            50% of the aggregate fair market value (determined as of the date of purchase and/or acquisition) of the Capital Stock (other than Disqualified Capital Stock) of any Person that is acquired by the Borrower in connection with a Permitted Acquisition or other Acquisition permitted hereunder (the “Target Capital Stock”) in exchange for Capital Stock (other than Disqualified Capital Stock) of the Borrower that is issued by the Borrower to the seller(s) or issuer(s) of such Target Capital Stock after the Closing Date and on or prior to such date; minus

(iii)           the aggregate amount of any Investments or Restricted Payments, in each case, utilizing the Available Amount on or after the Closing Date and on or prior to such date.

“Available Incremental Amount” shall have the meaning set forth in Section 2.23(a)(i)(B).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time; provided, the term “Bank Product Provider” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person provides any Bank Product to any Loan Party, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent, the Lenders and the Issuing Bank may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Term SOFR, respectively.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; and

(2) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Term SOFR or a notice with respect to any of the foregoing, any such day described in the immediately preceding clause (i) that is also a U.S. Government Securities Business Day.

“California Regulated Entity” shall mean a Subsidiary that is either (i) a full service or specialized health care service plan or (ii) restricted health care service plan, in each case, licensed under Knox-Keene Health Care Service Plan Act and the rules and regulations promulgated thereunder.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act) (in each case, excluding debt securities convertible to, exchangeable for, any of the foregoing).

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of an Issuing Bank or Swingline Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Certain Funds Provision” shall have the meaning given to it in the last paragraph of Section 3.3.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than APC) or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) of 35% or more of the outstanding shares of the Capital Stock of the Borrower entitled to vote generally for the election of members of the board of directors of the Borrower, (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors or (iii) any “change of control” (or similar definition) in any other Material Indebtedness. It is understood and agreed that (a) a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement so long as Payment in Full of the Obligations is a condition to the effectiveness of the acquisition contemplated by such stock purchase agreement, merger agreement or similar agreement and (b) solely for purposes of this definition, a Person or “group” shall not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent entity (or other related contractual rights) unless it owns more than 50% of the total voting power of the Capital Stock of such parent entity.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Term A Loans, Delayed Draw Term Loans, Incremental Term Loans, Extended Term Loans, Extended Revolving Loans, Other Refinancing Term Loans or Other Refinancing Revolving Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, a Term A Loan Commitment, a Delayed Draw Term Loan Commitment, an Incremental Term Loan Commitment, Extended Term Loan Commitment, Extended Revolving Commitment, Other Refinancing Term Loan Commitment or Other Refinancing Revolving Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2. For the avoidance of doubt, the Closing Date occurred on February 26, 2025.

“CMS” shall mean the U.S. Centers for Medicare & Medicaid Services.

“Co-Sustainability Structuring Agents” shall mean each of Wells Fargo Securities, LLC and Truist Securities, Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Assignments” shall mean, collectively, (a) each Original Closing Date Collateral Assignment and (b) any other collateral assignment of Associated Practice Documents, (c) any collateral assignment of a seller’s representations, warranties, covenants and indemnities as required in connection with any Permitted Acquisition or other Acquisition and (d) any collateral assignment of loan documents and other agreements as may be required in connection with any Future Approved Entity Investment.

“Collateral Assignment of Specified Acquisition R&W Insurance Policy” shall mean the agreement executed by the Borrower and the Administrative Agent, under and pursuant to which the Borrower collaterally assigns in favor of the Administrative Agent all of its rights and remedies with respect to the Specified Acquisition R&W Insurance Policy and all proceeds thereof.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Mortgages and Environmental Indemnities, the Collateral Assignments, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term A Loan Commitment, a Delayed Draw Term Loan Commitment or an Incremental Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” shall mean Consolidated Interest Expense paid or payable in cash.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b)), an amount equal to the sum of:

(i)             Consolidated Net Income for such period,

plus

(ii)            to the extent reducing Consolidated Net Income for such period (other than as set forth in clause (ii)(R) below), and without duplication,

(A)          Consolidated Interest Expense,

(B)           tax expense with respect to income, profits or capital, including franchise, excise and similar taxes (whether paid, unpaid, estimated or accrued) determined on a consolidated basis in accordance with GAAP,

(C)           depreciation and amortization determined on a consolidated basis in accordance with GAAP,

(D)           transaction costs, fees, expenses and other amounts (including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) incurred in connection with (i) the Related Transactions, the Specified Acquisition and any Permitted Acquisition or Future Approved Entity Investment permitted hereunder, whether or not consummated, during such period and (ii) any Investment, disposition, Restricted Payment, or the incurrence or repayment of Indebtedness permitted hereunder, or an amendment or waiver in respect of any agreement evidencing Indebtedness permitted hereunder, in each case, whether or not consummated and to the extent paid within twelve (12) months of the closing or effectiveness of such event or the termination or abandonment of such transaction, as the case may be,

(E)           any extraordinary, unusual or non-recurring expense, loss or charge (other than those related to opening de-novo facilities or Associated Practices which shall be added back pursuant to clause (ii)(G) below),

(F)           restructuring charges, expenses or losses, integration costs, retention, recruiting and relocation expenses, expenses arising from severance of employees or management, consolidation costs, closing costs, business optimization costs, costs associated with curtailments or modifications to pension and post-retirement employee benefit plans and other non-recurring expenses not otherwise added back to Consolidated EBITDA, in each case incurred during such period; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (ii)(F) and clause (ii)(R) below shall not exceed twenty-five percent (25%) of Consolidated EBITDA in the aggregate for any period, calculated immediately before giving effect to the adjustments made to Consolidated EBITDA pursuant to any such addbacks and the addback in clause (ii)(G) below,

(G)           start-up fees, losses, costs, charges or expenses incurred in connection with opening de-novo facilities or in connection with the establishment or acquisition of an Associated Practice, and all losses in respect of any de-novo facility or Associated Practice formed or acquired no earlier than 12 months prior to the first day of, or during, the period; provided that the aggregate amount added back pursuant to this clause (ii)(G) for any period shall not exceed twenty-five percent (25%) of Consolidated EBITDA for such period (calculated before giving effect to such addback and the addbacks in clause (ii)(F) above and clause (ii)(R) below),

(H)           non-cash expenses and charges for share-based compensation, unrealized loss on investments, unrealized losses on hedging activities, non-cash losses from equity method investments and discontinued operations,

(I)             all other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(J)            losses in connection with casualty events to the extent covered by insurance with respect to which the applicable insurer has assumed responsibility (without regard to proceeds of business interruption insurance),

(K)           all transaction fees, charges and other amounts related to the Specified Acquisition Transactions,

(L)            costs, fees and expenses incurred in connection with obtaining credit ratings,

(M)          reasonable expense reimbursements and indemnities and fees of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (ii)(M) shall not exceed $1,000,000 in the aggregate for any four consecutive Fiscal Quarter period,

(N)           loss attributable to non-controlling interests, any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting),

(O)           the cumulative effect of a change in accounting principles,

(P)            any unrealized gains or losses in respect of currency exchange and/or hedging agreements,

(Q)           any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(R)           the amount of cost savings, operating expense reductions and business optimization expenses reasonably projected in good faith to be realized as a result of actions with respect to which substantial steps have been, will be, or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and business optimization expenses had been realized on the first day of such period), which are (i) reasonably expected to have a continuing impact on the Borrower and its Subsidiaries, (ii) reasonably expected to be realized within 24 (twenty-four) months after the last day of such period and (iii) set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower, minus the amount of actual benefits realized during such period from such actions, and minus amounts previously added back under this clause (ii)(R) that were not actually realized during the projected period; provided that the aggregate adjustments made to Consolidated EBITDA pursuant to this clause (ii)(R) and clause (ii)(F) above shall not exceed twenty-five percent (25%) of Consolidated EBITDA in the aggregate for any period, calculated immediately before giving effect to the adjustments made to Consolidated EBITDA pursuant to any such addbacks and the addback in clause (ii)(G) above, and

(S)           at the election of the Borrower in its sole discretion, without duplication, (i) any adjustments specifically set forth in (A) the lender model delivered to Truist Bank on November 12, 2024, (B) the quality of earnings report delivered to Truist Bank on November 5, 2024 in connection with the Specified Acquisition and/or (C) any other quality of earnings report from time to time prepared by Ernst & Young LLP or an independent public accounting firm that is otherwise reasonably acceptable to the Administrative Agent in connection with a Permitted Acquisition or other similar Acquisition permitted hereunder to the extent the same has been provided to the Administrative Agent and/or (ii) any adjustments determined on a basis consistent with Article 11 of Securities and Exchange Commission Regulation S-X as in effect prior to January 1, 2021, less

(iii)           to the extent increasing Consolidated Net Income for such period, and without duplication,

(A)          unusual, one-time or non-recurring gains,

(B)           non-cash gains (which shall include, without limitation and for the avoidance of doubt, non-cash unrealized gains on investments and hedging activities and non-cash income from equity method investments), excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(C)           any Consolidated EBITDA representing the net income of any Person (other than the Borrower and its Subsidiaries) that is required to be consolidated in the financial statements of the Borrower and its Subsidiaries multiplied by the percentage of such Person’s Capital Stock that is owned by a third party that is wholly unaffiliated with the Borrower and its Subsidiaries; provided that notwithstanding the foregoing, if the Borrower and its Subsidiaries are contractually obligated to purchase all of the remaining portion of the Capital Stock of such Person (and such contractual obligation is included as Consolidated Total Net Debt in accordance with GAAP), the deduct set forth in this clause (iii)(C) shall not apply with respect to the Consolidated Net Income of such Person, and

(D)           any Consolidated EBITDA representing any net income that is attributable to the owners of APC’s Capital Stock pursuant to the APC Performance Incentive Plan,

provided that for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period an Acquisition was consummated (including any Acquisition by an Associated Practice, Permitted Acquisition by a Loan Party, the Specified Acquisition or other Acquisition approved in writing by the Required Lenders), or any sale, transfer or other disposition of any Person, business, property or assets (which shall be deemed to include any Associated Practice that ceased to be an Associated Practice during such period) occurred, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, Associated Practice, business, property or assets so acquired or disposed of; provided, further that no payments or other amounts received by the Borrower or any Subsidiary from CMS pursuant to the “NextGen ACO shared savings program” shall be treated as unusual, one-time or non-recurring income or gains for purposes of calculating Consolidated EBITDA.

“Consolidated First Lien Net Debt” shall mean, as of any date, (i) Consolidated Total Debt at such date that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b), but excluding all Capital Lease Obligations) as of such date, less the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries at such date that is secured by Liens on any assets of the Borrower and its Subsidiaries that are junior to the Lien securing the Obligations, minus (ii) the amount of Qualified Cash as of such date in an amount not to exceed $100,000,000.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated First Lien Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA for the most recently ended Test Period to (ii) Consolidated Cash Interest Expense for the most recently ended Test Period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable or expensed or deducted in calculating Consolidated Net Income (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b)), but excluding therefrom (to the extent otherwise included therein):

(i)             any extraordinary gains or losses (as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01);

(ii)            any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business) or losses attributable to the write-down of assets;

(iii)           other than with respect to any Associated Practice, the net income of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a joint interest with a third party or a minority interest, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period;

(iv)           the income of any Subsidiary that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

(v)            any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary;

(vi)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies in accordance with GAAP during such period;

(vii)          any net after-tax effect of gains or losses on disposed, abandoned or discontinued operations; and

(viii)         the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes;

provided that any payments or other amounts received by the Borrower or any Subsidiary from CMS pursuant to the “NextGen ACO shared savings program” shall be treated as income for purposes of calculating Consolidated Net Income.

“Consolidated Secured Net Debt” shall mean, as of any date, (i) Consolidated Total Debt at such date that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b)) as of such date, minus (ii) the amount of Qualified Cash as of such date in an amount not to exceed $100,000,000.

“Consolidated Secured Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Secured Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period.

“Consolidated Total Assets” shall mean the consolidated total assets of the Borrower and its Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 5.1.

“Consolidated Total Debt” shall mean, as of any date, without duplication, all Indebtedness of the Borrower and its Subsidiaries consisting of (i) debt for borrowed money (other than intercompany debt for borrowed money incurred solely among the Borrower, its Subsidiaries and any Associated Practices which are consolidated with the Borrower in accordance with Section 1.3(b)), (ii) notes, bonds, debentures and similar instruments, (iii) Capital Lease Obligations, (iv) unreimbursed letters of credit (but excluding, for the avoidance of doubt, surety, performance or other similar bonds), (v) earnouts to the extent due and payable and not paid within two (2) Business Days and (vi) Guarantees of any of the foregoing, measured on a consolidated basis (including, for the avoidance of doubt, all Associated Practices in accordance with Section 1.3(b)) as of such date.

“Consolidated Total Net Debt” shall mean, as of any date, (i) Consolidated Total Debt as of such date, minus (ii) the amount of Qualified Cash as of such date in an amount not to exceed $100,000,000.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the most recently ended Test Period.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, including on the Original Closing Date and at any time thereafter (in each case as amended, restated, reaffirmed (including pursuant to the Reaffirmation Agreement), supplemented or otherwise modified from time to time).

“Credit Agreement Refinancing Indebtedness” shall mean any Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (a) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes, in whole or in part, any unused Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, Extended Revolving Commitments or Other Refinancing Revolving Commitments, the amount thereof) except by an amount equal to the sum of (i) unpaid accrued interest and premium thereon, plus reasonable upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus (ii) other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (b) such Indebtedness has a maturity equal to or later than, and, except in the case of Other Refinancing Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (c) the terms and conditions of such Indebtedness (except as otherwise provided in clause (b) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans or Commitments being refinanced (except for (I) covenants or other provisions applicable only to periods after the latest Maturity Date at the time of incurrence of such Indebtedness or (II) as are incorporated into the Loan Documents for the benefit of all existing Lenders (which, in the case of this subclause (II), may, if beneficial for the Lenders, be accomplished via an amendment to the existing Loan Documents entered into between the Borrower, the other Loan Parties and the Administrative Agent, without the consent of the Lenders)) or that are reasonably satisfactory to the Administrative Agent and (d) such Refinanced Debt shall be repaid, or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DDTL Funding Date” shall mean the date on which the Delayed Draw Term Loan is funded.

“DDTL Upfront Fee” shall have the meaning set forth in Section 2.14(e).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied or has not been waived), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Delayed Draw Term Ticking Fee” shall have the meaning specified in Section 2.14(d).

“Delayed Draw Term Commitment Termination Date” shall mean the earliest of (i) the DDTL Funding Date, (ii) the date on which the Specified Acquisition Agreement is validly terminated in accordance with its terms, (iii) the date on which the Specified Acquisition is consummated with or without the funding of the Delayed Draw Term Loans, (iv) the date that is five (5) Business Days (as defined in the Specified Acquisition Agreement as in effect on the Closing Date) after (x) August 8, 2025 or (y) to the extent such date is extended pursuant to Section 9.1(b) of the Specified Acquisition Agreement (as in effect on the Closing Date), November 28, 2025, (v) the date on which the Delayed Draw Term Loan Commitments are terminated pursuant to Section 2.8 and (vi) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Delayed Draw Term Lender” shall mean each Lender with an outstanding Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan” shall mean a term loan made by a Term Lender to the Borrower pursuant to Section 2.5(b).

“Delayed Draw Term Loan Commitment” shall mean, with respect to each Term Lender, the obligation of such Term Lender to make a Delayed Draw Term Loan pursuant to Section 2.5(b) in a principal amount not exceeding the amount set forth with respect to such Term Lender on Schedule II under the column titled “Delayed Draw Term Loan Commitment Amount”; provided that, each Term Lenders’ Delayed Draw Term Loan Commitment shall be automatically reduced after the Closing Date pursuant to Section 3.3, as applicable. The aggregate principal amount of all Term Lenders’ Delayed Draw Term Loan Commitments as of the Closing Date is $745,000,000.

“Departing Lenders” shall mean BMO Bank N.A., Cathay Bank and Royal Bank of Canada.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior Payment in Full of the Obligations), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the latest Maturity Date then in effect at the time of issuance thereof (other than (i) following Payment in Full of the Obligations or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior Payment in Full of the Obligations); provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions” shall mean (a) (i) those Persons who are direct competitors of the Borrower or any of its Subsidiaries that are identified in writing to the Administrative Agent by the Borrower from time to time and (ii) any Affiliate of such competitors so identified (other than affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to following clause (b)) that are either (x) separately identified in writing to the Administrative Agent by the Borrower from time to time or (y) clearly identifiable on the basis of the similarity to such affiliate’s name, and (b) those banks, financial institutions and other persons identified in writing to the Administrative Agent by the Borrower or any Affiliate thereof clearly identifiable on the basis of the similarity to such affiliate’s name; provided that any update or supplement to the list of Disqualified Institutions shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or a participation in any Commitment or Loan; provided further that any additional designation permitted by the foregoing shall not become effective until three (3) Business Days following delivery of such designation to the Administrative Agent.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.15(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.15(d).

“ESG” has the meaning assigned to it in Section 10.23.

“ESG Applicable Margin Adjustments” has the meaning assigned to it in Section 10.23.

“ESG KPI Metrics” has the meaning assigned to it in Section 10.23.

“ESG Pricing Provisions” has the meaning assigned to it in Section 10.23.

“ESG SPTs” has the meaning assigned to it in Section 10.23.

“ESG Sustainability Adjustment Limitations” has the meaning assigned to it in Section 10.23.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Accounts” shall mean, collectively, (a) any zero-balance accounts, (b) any payroll, withholding tax and other fiduciary or escrow accounts, in each case solely to the extent such accounts contain only amounts designated for payment of payroll, withholding tax and other fiduciary or escrow liabilities, (c) refund accounts, solely to the extent such accounts contain amounts designated for refunds to patients, Governmental Authorities or Third Party Payors; (d) third party administrator accounts, solely to the extent such accounts contain amounts related to the administration of payment and collections for physicians (other than management fees relating to such administration); (e) accounts containing payments from CMS that have not yet been applied to claims; (f) any accounts owned exclusively by Excluded Subsidiaries; and (g) any other accounts as long as the aggregate monthly average daily balance for all such Loan Parties in all such other accounts does not exceed $500,000 at any time.

“Excluded Property” shall mean, collectively:

(i)             any fee-owned real property that does not constitute Material Real Estate and any leasehold real property;

(ii)            commercial tort claims reasonably expected to result in recovery of less than $10,000,000 individually;

(iii)           any governmental or regulatory licenses, to the extent that, and for so long as, the grant (or perfection) of a security interest therein, or the assignment thereof, is prohibited or restricted thereby or under applicable law or would require a governmental consent that has not been obtained after the Borrower’s use of commercially reasonable efforts to obtain such consent (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar applicable laws that would have a similar effect); provided that nothing in this clause (iii) shall prohibit the pledge or grant of security in the proceeds of such licenses;

(iv)           any particular asset (including the Capital Stock of any direct Subsidiary held by the Borrower or any Guarantor) or right under contract to the extent that, and for so long as, the pledge thereof or a security interest therein (A) is prohibited or restricted by applicable law, including any regulation applicable to the Loan Parties’ line of business, or (B) would violate the terms of any agreement (including, without limitation, any purchase money security interest or similar arrangement permitted by the loan documentation) that is legally binding on the Borrower or any Guarantor or any Regulated Entity (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar applicable laws that would have a similar effect); provided that nothing in this clause (iv) shall prohibit the pledge or grant of security in the proceeds of such assets or rights to such proceeds; provided further that, for the avoidance of doubt, APA ACO, Inc.’s rights and obligations under the Next Generation ACO Model Participation Agreement dated December 15, 2016 shall constitute “Excluded Property” pursuant to this clause (iv) for so long as an assignment of such rights and obligations would provide CMS with the right to terminate such agreement;

(v)            any margin stock;

(vi)           any intent-to-use trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law;

(vii)          any motor vehicles, aircraft and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement);

(viii)         any Excluded Accounts;

(ix)            any Capital Stock of a California Regulated Entity; and

(x)             any other assets if, and for so long as, the Administrative Agent and the Borrower reasonably agree the cost or burden of creating or perfecting a pledge or security interest in such assets is excessive in relation of the benefits afforded to the Lenders.

“Excluded Subsidiary” shall mean any: (a) Subsidiary of the Borrower with respect to which the provision of a guaranty by such Subsidiary would result in material adverse tax consequences, as reasonably determined by the Borrower in consultation with the Administrative Agent; (b) Subsidiary of the Borrower that is a captive insurance subsidiary; (c) not-for-profit Subsidiary of the Borrower; (d) Subsidiary of the Borrower that is a special purpose entity; (e) Subsidiary of the Borrower that is prohibited by applicable laws or contractual obligation (other than with any Affiliate of any Loan Party) from guaranteeing the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guarantee in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrower as to the existence of such applicable law or required consent, approval, license or authorization upon the Administrative Agent’s request for such a certificate, provided, that (i) in the case of such guarantee being prohibited due to a contractual obligation, such contractual obligation shall have been in place on the Closing Date or, if later, at the time such Subsidiary became a Subsidiary, and shall not have been created or amended in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) to the extent any such prohibition is capable of being overcome or eliminated, the Loan Parties shall use commercially reasonable efforts for a period not to exceed ninety (90) days to overcome or eliminate any such prohibition and each such Subsidiary shall cease to be an Excluded Subsidiary if such prohibition shall cease to exist or apply; (f) any Immaterial Subsidiary; (g) any California Regulated Entity; and (h) any other Subsidiary of the Borrower to the extent the Administrative Agent and the Borrower reasonably determine the cost and/or burden of obtaining the guaranty from such Subsidiary outweigh the benefit to the Lenders. Notwithstanding anything to the contrary under any Loan Document, (x) no Foreign Subsidiary (or Subsidiary thereof) shall be required to provide any guarantee or credit support, (y) no stock pledge shall be provided in any Foreign Subsidiary stock owned by Loan Party (other than up to 65% of each class of stock issued by any first-tier Foreign Subsidiary), and (z) no assets owned directly or indirectly by any Foreign Subsidiary (or the proceeds of such assets) be required to be pledged or otherwise provide direct or indirect credit support, in each case, with respect to any Obligation under any Loan Document (it being understood that for purposes of this sentence, any Domestic Subsidiary that has (directly or indirectly) no material assets other than stock or equity of one or more Foreign Subsidiaries shall be considered a Foreign Subsidiary).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Lenders” shall mean the Lenders party to the Existing Credit Agreement immediately prior to the effectiveness of this Agreement that have agreed to issue Commitments and fund (or be deemed to fund) Loans under this Agreement on the Closing Date.

“Existing Loans” shall have the meaning set forth in Section 2.1.

“Existing Letters of Credit” shall mean the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.22 (as of the Closing Date).

“Extended Commitments” shall mean the Extended Term Loan Commitments and the Extended Revolving Commitments.

“Extended Facility” shall mean any additional tranche established pursuant to Section 2.27 reflecting an extension of the maturity date and, if applicable, amortization schedule of any existing tranche.

“Extended Facility Agreement” shall mean an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the context may require.

“Extended Facility Closing Date” shall mean, with regard to an Extended Facility, the first date all the conditions precedent set forth in the respective Extended Facility Agreement are satisfied or waived in accordance with Section 10.2.

“Extended Facility Lender” shall mean, at any time, with regard to an Extended Facility, any Lender that holds Loans or Commitments under such Extended Facility at such time.

“Extended Revolving Commitments” shall have the meaning set forth in Section 2.27.

“Extended Revolving Credit Facility” shall mean an Extended Facility designated as an “Extended Revolving Credit Facility” by the Borrower and established pursuant to an Extended Revolving Credit Facility Agreement.

“Extended Revolving Credit Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Revolving Credit Facility.

“Extended Term Facility” shall mean an Extended Facility designated as an “Extended Term Facility” by the Borrower and established pursuant to an Extended Term Facility Agreement.

“Extended Term Facility Agreement” shall mean an agreement setting forth the terms and conditions relating to an Extended Term Facility.

“Extended Term Loan Commitment” shall have the meaning set forth in Section 2.27.

“Extended Term Loans” shall have the meaning set forth in Section 2.27.

“Extending Revolving Lender” shall have the meaning set forth in Section 2.27.

“Extending Term Loan Lender” shall have the meaning set forth in Section 2.27.

“Extension” shall have the meaning set forth in Section 2.27.

“Extension Offer” shall have the meaning set forth in Section 2.27.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letters” shall mean those certain fee letters, dated as the Closing Date, by and among the parties hereto.

“First Restatement Date” shall mean June 16, 2021.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Amounts” shall have the meaning set forth in Section 1.9(b).

“Fixed Incremental Amount” shall have the meaning set forth in Section 2.23(a)(i)(A).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean a rate of interest equal to zero percent (0.00%) per annum.

“Foreign Lender” shall mean a Lender that is not a “United States person” within the meaning of Code Section 7701(a)(30).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“Future Approved Entity Investment” shall mean any secured loan made by the Borrower to an Approved Entity after the Original Closing Date with terms and structure substantially similar to the AP-AMH Loan or the AP-AMH 2 Loan (other than the total debt amount, loan term and interest rate); provided that it is understood and agreed that the underlying use of proceeds and collateral securing any such loan may differ from the use of proceeds and collateral securing the AP-AMH Loan made on the Original Closing Date and the AP-AMH 2 Loan made on January 31, 2024 so long as the conditions set forth in Section 7.4 to any such Future Approved Entity Investment are satisfied.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), it being understood and agreed that the foregoing definition shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Authorization” shall mean any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean the Amended and Restated Guaranty and Security Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, as amended, restated, reaffirmed, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” shall mean all applicable federal and state healthcare Requirements of Laws relating to the provision of clinical care or management, leasing, or provision of goods and services to medical clinics or medical practices that provide medical services, including, without limitation, (a) all fraud and abuse Laws (including, without limitation, the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (ii) the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7,1320a-7a and 1320a-7b of Title 42 of the United States Code; (iii) the Emergency Medical Treatment and Labor Act (42 U.S.C. § 1395dd), Sections 1320a-7 and 1320a-71 of Title 42 of the United States Code; and (iv) the Ethics in Patient Referrals Act (42 U.S.C. § 1395nn); (b) HIPAA; (c) (i) Medicare and the regulations promulgated thereunder, (ii) Medicaid and the regulations promulgated thereunder, (iii) TRICARE (10 U.S.C. Section 1071 et seq.) or (iv) other analogous state or federal programs; (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) Requirements of Law relating to the ownership or operation of a healthcare facility, clinic or business, or assets used in connection therewith and restrictions on the corporate practice of medicine, professional fee-splitting, office-based medical procedures, anesthesia requirements and the provision of management or administrative services to medical practices; (f) Requirements of Law relating to the billing or submission of claims, collection of accounts, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing.

“Healthcare Permits” shall mean all material and applicable healthcare related licenses, permits, approvals, registrations, certifications, accreditations, contracts, consents, qualifications and authorizations necessary for the lawful conduct of each of the Borrower’s, its Subsidiaries’ and the Associated Practices’ respective businesses pursuant to all applicable Healthcare Laws.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean, collectively, (a) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1320d-8, as amended by the HITECH Act, and any regulations adopted thereunder; and (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009 in each case with respect to the laws described in clauses (a) and (b) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Historical Financial Statements” shall mean copies of (a) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for each of the Fiscal Quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 and (b) the audited consolidated financial statements for the Borrower and its Subsidiaries for each of the Fiscal Years ended December 31, 2022 and December 31, 2023.

“Immaterial Subsidiary” shall mean, on any date of determination, any Subsidiary of the Borrower that, together with its Subsidiaries, (i) generated less than 7.5% of revenue of the Borrower and its Subsidiaries for the most recent four (4) consecutive Fiscal Quarter period for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1(b) and (ii) has total assets (including Capital Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 7.5% of Consolidated Total Assets of the Borrower and its Subsidiaries as reflected in the financial statements most recently delivered pursuant to Section 5.1(b). For the avoidance of doubt, as of the Closing Date, each of the Subsidiaries set forth on Schedule III shall be an Immaterial Subsidiary; provided that each of the foregoing shall at all times be subject to the thresholds in the foregoing definition and the thresholds and covenants set forth in Section 5.12.

“Increasing Lender” shall have the meaning set forth in Section 2.23.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Commitment Joinder” shall have the meaning set forth in Section 2.23.

“Incremental Equivalent Debt” shall mean Indebtedness of a Loan Party in the form of secured or unsecured notes or loans issued or incurred in lieu of Incremental Commitments consisting of senior or subordinated notes or loans (which may be unsecured or secured by a Lien on the Collateral on a pari passu basis with or junior lien basis to the Lien on the Collateral securing the Obligations); provided that (i) except as provided for in the following clause (viii) below, any Incremental Equivalent Debt shall be on terms and conditions substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined in good faith by the Borrower) to the lenders providing such Incremental Equivalent Debt than those applicable to the Term Facilities (except for covenants or other provisions applicable only to periods after the latest Maturity Date, closing date conditions, fees, interest rate and other economic terms) (in each case, provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (i) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), (ii) the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the Available Incremental Amount (including any conditions provided for in Section 2.23(a)(i)(B) as it relates to Incremental Equivalent Debt) at the time of incurrence, (iii) no Incremental Equivalent Debt shall be secured by any Lien on any asset of the Borrower or any Guarantor that does not also secure the then outstanding Obligations, (iv) if such Incremental Equivalent Debt is subordinated or secured, it shall be subject to customary subordination and/or intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower, (v) no potential lender that is an Affiliate of the Borrower may provide any Incremental Equivalent Debt, (vi) such Indebtedness does not mature (1) with respect to any Indebtedness that is secured on a pari passu basis with the Collateral securing the Obligations, prior to the latest Maturity Date with respect to any other Term Facility and any Incremental Term Facility outstanding at the time such Indebtedness is incurred and (2) with respect to any Indebtedness that is secured on a junior basis with the Collateral securing the Obligations or with respect to any unsecured Indebtedness, prior to the date that is 91 days after the latest Maturity Date with respect to any other Term Facility or any Incremental Term Facility outstanding at the time such Indebtedness is incurred, (vii) the Weighted Average Life of such Indebtedness is not shorter than the Weighted Average Life of  any other Term Facility and any Incremental Term Facility outstanding at the time such Indebtedness is incurred, and (viii) such Indebtedness does not have mandatory prepayment or redemption features other than (1) amortization permitted by the foregoing clauses (vi) and (vii), (2) customary asset sale, insurance and condemnation proceeds events (provided that the holders of any Term Loans hereunder shall participate in any such mandatory prepayments and redemptions on at least a pro rata basis (but not on less than a pro rata basis) with the holders of such Incremental Equivalent Debt) and change of control offers and (3) customary AHYDO catch up payments.

“Incremental Facility” shall mean an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Revolving Facility” shall mean any Incremental Revolving Commitment and the Revolving Loans funded thereunder.

“Incremental Term Facility” shall mean any Incremental Term Loan Commitment and the Incremental Term Loans funded thereunder.

“Incremental Term Loan” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.23.

“Incurrence-Based Amounts” shall have the meaning set forth in Section 1.9(b).

“Incurrence-Based Incremental Amount” shall have the meaning set forth in Section 2.23(a)(i)(B).

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (a) trade payables and management fees incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables and management fees overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures, (b) liabilities associated with customer prepayments and deposits, (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (d) contingent obligations (other than in respect of Indebtedness) incurred in the ordinary course of business and earn-outs until earned, due and payable), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person in respect of any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, solely to the extent that (a) the terms of such Indebtedness or the terms of the operating agreement of such joint venture expressly provide that such Person is liable therefor, or (b) such Person is otherwise liable therefor. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith; provided that none of the following shall constitute Indebtedness of any Person: (x) obligations or liabilities of any Person for unissued equity shares, deferred revenue, deferred or subordinated management fees, deferred taxes or other similar accrued or deferred expenses (other than deferred purchase price payments of any kind as set forth above), in each case arising in the ordinary course of business, (y) “incurred but not reported” liabilities and (z) obligations or liabilities of any Person to CMS owed in the ordinary course of business, but any such obligations or liabilities under this clause (z) shall constitute Indebtedness if overdue by more than 10 Business Days (other than to the extent contested in good faith).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” shall mean with respect to any SOFR Borrowing, a period of one (1), three (3) or six (6) months (in each case, subject to the availability thereof); provided that:

(1)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(2)            if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;

(3)            any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(4)            each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;

(5)            no Interest Period for any Revolving Loans may extend beyond the Revolving Commitment Termination Date and no Interest Period for any Term Loans may extend beyond the Maturity Date; and

(6)            no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment Consideration” shall mean, collectively, (A) the aggregate purchase consideration for an Acquisition and all other payments (but excluding any related acquisition fees, costs and expenses incurred in connection with any Acquisition), directly or indirectly, by any Person in exchange for, or as part of, or in connection with, an Acquisition, whether paid in cash or cash equivalents or by exchange of equity interests or of any property or by the assumption of Indebtedness of the target, business unit or asset group acquired or proposed to be acquired in any such Acquisition or otherwise and whether payable prior to, as of the consummation of, or after any such Acquisition, including any earn-outs and deferred payment obligations (whether contingent or otherwise), (B) the aggregate amount of all loans made by the Borrower to an Approved Entity in the case of any Future Approved Entity Investment and (C) the aggregate amount of all loans made by the Borrower to any Subsidiary or Associated Practice to fund Permitted Acquisitions or other Investments; provided, that Investment Consideration shall not include (a) any consideration or payment paid by the Borrower or any of its Subsidiaries (i) with the net cash proceeds from any substantially concurrent issuance of Capital Stock of the Borrower to its shareholders and/or (ii) in the form of Capital Stock of the Borrower and (b) cash and cash equivalents acquired by the Borrower or any of its Subsidiaries as part of the applicable Investment.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Banks” shall mean Truist Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22 together with any other Revolving Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.22; provided that such Revolving Lender has agreed to be an Issuing Bank.

“Knowledge” of Borrower shall mean the actual knowledge of any of the Borrower’s Responsible Officers.

“LCA Election” shall mean the Borrower’s election to treat a specified Acquisition as a Limited Condition Acquisition in accordance with Section 1.7, effective upon delivery by the Borrower of the LCA Election Certificate required by Section 1.7.

“LCA Election Certificate” shall have the meaning set forth in Section 1.7.

“LCA Test Date” shall have the meaning set forth in Section 1.7.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $100,000,000.

“LC Disbursement” shall mean a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment or Revolving Credit Exposure, as applicable) of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time; provided, the term “Lender-Related Hedge Provider” shall include any Person that is the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person enters into a Hedging Transaction with any Loan Party, but subsequently ceases to be the Administrative Agent, an Affiliate of the Administrative Agent, a Lender or an Affiliate of a Lender, as the case may be. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall mean the Term Lenders and the Revolving Lenders and, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23, each New Lender and each Existing Lender (but, for the avoidance of doubt, none of the Departing Lenders shall be a Lender hereunder, from and after the Closing Date).

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by any Issuing Bank for the account of the Borrower or any Subsidiary Loan Party (which may be for the benefit of any Subsidiary or Associated Practice) pursuant to the LC Commitment and any Existing Letter of Credit.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement for security of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean (a) any Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided that in the event the consummation of any such acquisition shall not have occurred on or prior to the date that is one hundred and fifty (150) days following the signing of the applicable Limited Condition Acquisition Agreement (or such longer period as is reasonably necessary to obtain regulatory approvals from any applicable Governmental Authority), such acquisition shall no longer constitute a Limited Condition Acquisition for any purpose hereunder and (b) if applicable in connection therewith, the designation of any Subsidiary (or any to be acquired Subsidiary) as an Excluded Subsidiary.

“Limited Condition Acquisition Agreement” shall have the meaning set forth in Section 1.7.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Reaffirmation Agreement, the LC Documents, the Fee Letters, all Notices of Revolving Borrowing, all Notices of Delayed Draw Term Loan Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any intercreditor and/or subordination agreements executed in connection with this Agreement and each other instrument, agreement, document and writing executed in connection with any of the foregoing that is identified by its terms as a “Loan Document”.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Management Services Agreements” shall mean, collectively, each management services agreement between an Associated Practice and a Loan Party, and any other similar services agreements, including administrative services agreements, between the Borrower or its Subsidiaries and Associated Practices pursuant to which the Borrower or such Subsidiaries provide non-clinical management services to such Associated Practices, which such agreements shall be in form and substance reasonably satisfactory to Administrative Agent.

“Material Adverse Effect” shall mean, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries (taken as a whole), (ii) the ability of the Loan Parties (taken as a whole) to timely perform their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders under the Loan Documents or (iv) the legality, validity or enforceability of the Loan Documents.

“Material Associated Practice” shall mean, collectively, (i) any Associated Practice and (ii) any ambulatory surgery center (including, for the avoidance of doubt, Concourse Diagnostic and Surgery Center, LLC), in each case of the foregoing clauses (i) and (ii), solely to the extent that the accounts of any such Person would be required to be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Material Indebtedness” shall mean any Indebtedness (other than the Commitments, the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Real Estate” shall mean any real property owned in fee simple by a Loan Party with a fair market value of at least $10,000,000.

“Maturity Date” shall mean, (a) with respect to the Term A Loans (including, for the avoidance of doubt, any Delayed Draw Term Loans), the earlier of (i) February 26, 2030 and (ii) the date on which the principal amount of all outstanding Term A Loans (including, for the avoidance of doubt, all outstanding Delayed Draw Term Loans) have been declared or automatically have become due and payable (whether by acceleration or otherwise) and (b) with respect to any Incremental Term Loans, Extended Term Loans or Other Refinancing Term Loans, (i) the date specified therefor in the Incremental Commitment Joinder, Extended Facility Agreement or Refinancing Amendment applicable thereto and (ii) the date on which the principal amount of all such outstanding Incremental Term Loans, Extended Term Loans or Other Refinancing Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, the Material Real Estate subject to the Mortgages, including, but not limited to, any Material Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.13.

“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothec, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean proceeds received in cash and/or cash equivalents from (a) any disposition of, or casualty event with respect to, property (including, without limitation, casualty insurance (excluding business interruption insurance) and condemnation proceeds), net of the sum of (i) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such disposition or casualty event and that is repaid by the Borrower or any of its Subsidiaries in connection with such disposition or casualty event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (ii) the out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Subsidiary in connection with such disposition or casualty event, (iii) Taxes (or distributions for Taxes or any amount payable pursuant to any permitted Tax sharing arrangement) paid or reasonably estimated to be payable in connection therewith by any Loan Party or such Subsidiary and attributable to such disposition or casualty event (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, federal, state and/or local Taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower); provided that, if such estimated amounts exceed the amount of actual Taxes required to be paid (or actual distributions required to be made in connection with permitted Tax sharing arrangements) in connection therewith, the amount of such excess shall constitute Net Cash Proceeds and (iv) any reserve for adjustment in respect of (A) the sale price of such asset or assets and (B) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, or (b) the incurrence or issuance of Indebtedness or Capital Stock, net the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary fees and expenses, incurred by any Loan Party or a Subsidiary in connection with the incurrence or issuance of such Indebtedness or Capital Stock, as applicable (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, federal, state and/or local Taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower), in each case directly attributable to such transaction and actually paid in connection therewith; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a wholly owned subsidiary of the Loan Parties shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New Lenders” shall mean Bank of America, N.A., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc. and Flagstar Bank, N.A..

“NMM” shall mean Astrana Health Management, Inc. (f/k/a Network Medical Management, Inc.), a California corporation.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Borrowing” shall mean a Notice of Revolving Borrowing, a Notice of Delayed Draw Term Loan Borrowing, a Notice of Swingline Borrowing, or the initial notice of borrowing to be delivered on or prior to the Closing Date in connection with all Revolving Loans to be funded on the Closing Date, as the context may require.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Delayed Draw Term Loan Borrowing” shall have the meaning set forth in Section 2.5(c).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Banks, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender) subject to indemnification or reimbursement pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person other than, in the case of this clause (iv), any operating lease, including, for the avoidance of doubt, any other lease referred to in the proviso of the definition of “Capital Lease Obligations”.

“Original Closing Date” shall mean September 11, 2019.

“Original Closing Date Collateral Assignments” shall mean, collectively, (a) each collateral assignment of Associated Practice Documents made on the Original Closing Date by the applicable Loan Party in favor of the Administrative Agent pursuant to which such Loan Party collaterally assigned in favor of the Administrative Agent, on behalf of the Secured Parties, all of its rights under the applicable Associated Practice Documents, (b) a collateral assignment made on the Original Closing Date by the Borrower in favor of the Administrative Agent pursuant to which the Borrower collaterally assigned in favor of the Administrative Agent, on behalf of the Secured Parties, all of its rights under the applicable AP-AMH Loan Documents and (c) a collateral assignment of the Tradename Licensing Agreement made on the Original Closing Date by the Borrower in favor of the Administrative Agent pursuant to which the Borrower collaterally assigned in favor of the Administrative Agent, on behalf of the Secured Parties, all of its rights under the Tradename Licensing Agreement, in each case in form an substance satisfactory to the Administrative Agent.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Refinancing Commitments” shall mean the Other Refinancing Revolving Commitments and the Other Refinancing Term Loan Commitments.

“Other Refinancing Loans” shall mean the Other Refinancing Revolving Loans and the Other Refinancing Term Loans.

“Other Refinancing Revolving Commitments” shall mean one or more classes of revolving commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Refinancing Revolving Loans” shall mean the Revolving Loans made pursuant to any Other Refinancing Revolving Commitment.

“Other Refinancing Term Loan Commitments” shall mean one or more classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Refinancing Term Loans” shall mean one or more classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, including on the Original Closing Date and thereafter (in each case as amended, restated, reaffirmed (including pursuant to the Reaffirmation Agreement), supplemented or otherwise modified from time to time).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“Payment in Full” and “Paid in Full” shall mean the termination of all Commitments under the Loan Documents and the payment in full, in immediately available funds, of all of the Obligations (other than (a) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted, (b) Hedging Obligations to the extent arrangements satisfactory to the Lender-Related Hedge Provider shall have been made and (c) contingent Obligations with respect to which the deposit of cash collateral (in the case of LC Exposure, which shall not exceed 103% of the face amount of the relevant Letters of Credit) (or, as an alternative to cash collateral in the case of any LC Exposure, receipt by the Administrative Agent of a back-up letter of credit reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent has been provided).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date and/or the DDTL Funding Date, as applicable, which is executed and delivered by the Loan Parties.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of its Subsidiaries that occurs when the following conditions have been satisfied:

(i)             subject, in the case of a Limited Condition Acquisition, to Section 1.7, before and after giving effect to such Acquisition, no Event of Default has occurred and is continuing or would result therefrom; provided that, if the Borrower makes an LCA Election pursuant to Section 1.7 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Specified Event of Default shall have occurred and be continuing or would result from such Acquisition and the transactions consummated in connection therewith (including the incurrence of any Indebtedness and the use proceeds thereof) on the date on which such Acquisition is consummated;

(ii)            subject, in the case of a Limited Condition Acquisition, to Section 1.7, the Borrower is in pro forma compliance with each of the covenants set forth in Article VI as of the most recently ended Test Period (calculated on a Pro Forma Basis);

(iii)           at least 5 days prior to the date of the consummation of any such Acquisition in which the Investment Consideration is greater than $125,000,000, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and such other information in the possession of the Borrower that is reasonably requested by the Administrative Agent;

(iv)           such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(v)            the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related thereto or ancillary or complementary thereto;

(vi)           the aggregate amount of cash consideration paid or payable in respect of Permitted Acquisitions of Persons that do not become Loan Parties or assets that do not become owned by Loan Parties, together with the aggregate outstanding amount of Investments by the Loan Parties in or to any Subsidiary that is not a Subsidiary Loan Party pursuant to Section 7.4(d) shall not at any time exceed, the greater of (x) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $30,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $45,000,000;

(vii)          the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 5.12 within the time period required thereby, and, in addition to the foregoing, in the case of any Acquisition of a new Subsidiary, such Subsidiary shall be eligible to be joined as a Loan Party after giving effect to any exclusions set forth in the definition of “Excluded Subsidiary” (and each such new Subsidiary shall be joined as a Loan Party within the timeframe permitted by Section 5.12);

(viii)         solely with respect to any such Acquisition in which the Investment Consideration is greater than $125,000,000, the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth in clauses (i), (ii), (iv) and (v) above has been satisfied; and

(ix)           such Acquisition is consummated in compliance, in all material respects, with all Requirements of Law, and all material consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained.

“Permitted Encumbrances” shall mean:

(i)             Liens imposed by law for Taxes not overdue for a period of more than five (5) Business Days, or if more than five (5) Business Days overdue, (A) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or (B) with respect to which the failure to make payment would not be reasonably expected to have a Material Adverse Effect;

(ii)            statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, (A) no action has been taken to enforce such Lien, or (B) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or (C) with respect to which the failure to make payment would not be reasonably expected to have a Material Adverse Effect;

(iii)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)           customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)          easements, zoning restrictions, rights-of-way, covenants, conditions, restrictions, and other encumbrances on real property that do not secure any monetary obligations and do not in the aggregate materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(viii)         (x) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries, (y) restrictions on transfers of assets that are subject to sale or transfer pursuant to purchase and sale arrangements, in each case, in connection with any letter of intent or purchase and sale agreement permitted hereunder and (z) Liens consisting of an agreement to dispose of any property in an asset sale permitted under Section 7.6 solely to the extent such disposition would have been permitted on the date of the creation of such Lien;

(ix)           in the case of any non-wholly owned Subsidiary or joint venture, any put and call arrangements or restrictions on disposition related to its Capital Stock set forth in its organizational documents or any related joint venture or similar agreement;

(x)            licenses and sublicenses of intellectual property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Subsidiaries or pursuant to the Tradename Licensing Agreement;

(xi)           leases or subleases to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(xii)          Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the obligations under the respective lease (and any other lease with the same or an affiliated lessor);

(xiii)         Liens encumbering the interests of lessors under leases;

(xiv)         purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xv)          Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(xvi)         Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(xvii)        (A) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the Uniform Commercial Code, (B) Liens arising out of conditional sale, title retention, consignment, or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement, and (C) Liens arising by operation of Law under Article 2 of the Uniform Commercial Code in favor of a seller or buyer of goods;

(xviii)       Liens in favor of CMS on moneys paid by CMS pursuant to contractual arrangements between such Persons; and

(xix)          Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (iv) of the definition of “Permitted Investments”;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness that consists of debt for borrowed money.

“Permitted Investments” shall mean:

(i)             direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(v)            mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and

(vi)           any similar investments approved in good faith by the board of directors of the Borrower as constituting cash equivalents.

“Permitted Third Party Bank” shall mean any Lender, including any Person that was at any time since the Original Closing Date, a Lender under the Original Credit Agreement and/or the Existing Credit Agreement (and in each case, any Affiliate thereof) with whom any Loan Party maintains one or more deposit accounts, disbursement accounts, investment accounts and lockbox accounts.

“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physician Shareholder Agreement” shall mean that certain Physician Shareholder Agreement, dated as of May 10, 2019 and effective as of the Original Closing Date, granted and delivered by Thomas Lam, M.D., in his capacity as the sole shareholder of AP-AMH, in favor of NMM and the Borrower.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Post-Maturity LC” shall mean any Letter of Credit that has an expiration date that is after the date set forth in clause (i) of the definition of “Revolving Commitment Termination Date”.

“Pro Forma Basis” shall mean, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition, the Specified Acquisition or other Acquisition permitted hereunder or otherwise approved in writing by the Required Lenders, the inclusion as “Consolidated EBITDA” of the Consolidated EBITDA for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, adjusted by (A) any credit received for acquisition-related costs and savings to the extent expressly permitted pursuant to Article 11 of Securities and Exchange Commission Regulation S-X as in effect prior to January 1, 2021 and (B) cost savings and synergies to the extent contemplated by (and subject to the limitation set forth in) clause (ii)(R) of the definition of Consolidated EBITDA and (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of (including any prior Associated Practice that ceased to be an Associated Practice during the applicable period), the exclusion from “Consolidated EBITDA” of the portion of Consolidated EBITDA for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Cash” shall mean the aggregate amount of the Borrower’s and its Subsidiaries’ unrestricted cash and cash equivalents; provided that (x) cash and cash equivalents securing the Obligations and other Indebtedness permitted hereunder that is secured by a Lien on the Collateral on a pari passu or junior basis to the Obligations shall be deemed to be unrestricted for purposes of calculating Qualified Cash and (y) all cash that is reserved to satisfy the “incurred but not reported” liabilities shall be deemed not to be Qualified Cash.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Material Real Estate owned by the Loan Parties, duly executed and notarized by each applicable Loan Party, and in proper form for recording in the appropriate land records, together with, (ii) as to each such Mortgaged Property (A) a title insurance policy in favor of the Administrative Agent insuring the Mortgage on such Mortgaged Property creates a first priority mortgage lien on such Mortgaged Property, subject to Permitted Encumbrances, including such endorsements thereto as are reasonably requested by the Administrative Agent, an ALTA/ACSM Land Title survey that accurately depicts such Mortgaged Property and certified to Administrative Agent, and a zoning report, all reasonably satisfactory in form and substance to the Administrative Agent, (B) (x) a Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, (y) to the extent required by Flood Insurance Laws, notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party, and (z) if such Mortgaged Property contains buildings located in a special flood hazard area, a policy of flood insurance that complies with the requirements of the Flood Insurance Laws, (C) an opinion of counsel in the state in which such Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (D) a duly executed Environmental Indemnity with respect thereto, (E) a Phase I Environmental Site Assessment Report, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-21, on such Mortgaged Property, dated no more than six (6) months prior to the Closing Date (or date of the applicable Mortgage if provided post-closing), prepared by an environmental engineer reasonably satisfactory to the Administrative Agent, together with, if applicable, such environmental review and audit reports, including Phase II reports, with respect to such Mortgaged Property as the Administrative Agent shall have reasonably requested, as well as a letter executed by the environmental firm preparing such environmental report, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, (F) if required by any regulatory regime over the Administrative Agent, an appraisal, dated not earlier than such time period as is required by such regulatory regime over the Administrative Agent, relating to such Mortgaged Property (to the extent the Administrative Agent has not itself obtained such an appraisal) and (G) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Banks.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) and (d) each Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Lender” shall mean, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.28; provided that each Refinancing Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent and each Issuing Bank (in the case of Other Refinancing Revolving Commitments or Other Refinancing Revolving Loans) under Section 10.4(b) for an assignment of Loans or Commitments to such Refinancing Lender.

“Regulated Entities” shall mean, collectively, (a) APA ACO, Inc. and (b) the California Regulated Entities.

“Regulation D” shall mean Regulation D of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Related Transaction Documents” shall mean the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Related Transactions” shall mean the amendment and restatement of the Existing Credit Agreement (resulting from the execution and delivery of this Agreement), the making of the Term A Loan and the initial Revolving Loans on the Closing Date (and the repayment in full of all outstanding Loans (under, and as a defined in, the Existing Credit Agreement) pursuant to Section 2.1(b)), and the payment of all fees, costs and expenses in connection with the foregoing.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Arrangers” shall mean, at any time, Arrangers holding (either directly or through one or more of their affiliates) more than 50% of the aggregate outstanding Delayed Draw Term Loan Commitments held at such time by all Arrangers (either directly or through one or more of their affiliates).

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Commitments and Term Loans at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders; provided further that if there are two (2) or more unaffiliated Lenders, then Required Lenders must include at least two (2) unaffiliated Lenders (treating each Lender that is an Affiliate or Approved Fund of another Lender as a single Lender for purposes of this proviso).

“Required Revolving Lenders” shall mean, at any time, Revolving Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Revolving Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that to the extent that any Revolving Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders; provided further that if there are two (2) or more unaffiliated Lenders, then Required Revolving Lenders must include at least two (2) unaffiliated Lenders (treating each Lender that is an Affiliate or Approved Fund of another Lender as a single Lender for purposes of this proviso).

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Healthcare Laws.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, any of the chief financial officer, the treasurer or the vice president of finance of the Borrower and (y) with respect to all other provisions, any of the executive chairman, the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or the vice president of finance of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person,

(a)	any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person;

(b)	any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person now or hereafter outstanding;

(c)	any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person now or hereafter outstanding; and

(d)	any payment on account of Indebtedness that is contractually subordinated in right of payment to the Obligations or on account of any Guarantee thereof.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II under the column “Revolving Commitment”, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Revolving Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean (a) with respect to the Revolving Commitments established on the Closing Date, the earliest of (i) February 26, 2030, (ii) the date on which such Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and (b) with respect to any Extended Revolving Commitments or Other Revolving Refinancing Revolving Commitments, the earliest of (i) the date specified therefor in the Extended Facility Agreement or Refinancing Amendment applicable thereto, (ii) the date on which such Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Lender” shall mean each Lender that holds a Revolving Commitment.

“Revolving Loan” shall mean a loan made by a Revolving Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may be either a Base Rate Loan or a SOFR Loan.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions, which as of the Closing Date, includes the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Banks, the Lender-Related Hedge Providers and the Bank Product Providers.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Borrowing that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. Notwithstanding the foregoing, solely for the purposes of Section 3.3(e)(vii), “Solvent” shall mean (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) and debts of the Borrower and its Subsidiaries on a consolidated basis, as they become absolute and matured in the ordinary course of business, (c) the capital of the Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to their business, on a consolidated basis, as contemplated on the DDTL Funding Date and (d) the Borrower and its Subsidiaries on a consolidated basis have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due in the ordinary course of business. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Acquisition” shall mean the acquisition of the Specified Acquisition Target.

“Specified Acquisition Agreement” shall mean that certain Asset and Equity Purchase Agreement, dated as of November 8, 2024, by and among the Borrower, certain subsidiaries of the Borrower, Prospect Medical Holdings, Inc., and the other parties from time to time party thereto, together with the schedules and exhibits thereto, as amended or otherwise modified in accordance with its terms and as contemplated by this Agreement.

“Specified Acquisition Agreement Representations” shall mean the representations made by, or with respect, to the Specified Acquisition Target in the Specified Acquisition Agreement as are material to the interests of the Delayed Draw Term Loan Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate its respective obligations under the Specified Acquisition Agreement to consummate the Specified Acquisition (or the right to otherwise decline to consummate the Specified Acquisition) as a result of the inaccuracy of such representations and warranties in the Specified Acquisition Agreement.

“Specified Acquisition Real Property” shall mean that certain fee owned property described in Section 5.10(a) of the Disclosure Schedules to the Specified Acquisition Agreement.

“Specified Acquisition Refinancing” shall mean the repayment, release and refinancing of the existing Indebtedness and security instruments, as applicable, in respect of the Specified Acquisition Target as set forth on Schedule 1.1(c).

“Specified Acquisition Required Information” shall mean (a) the Historical Financial Statements and to the extent the DDTL Funding Date occurs at least seventy (75) days after the end of the Fiscal Year of the Borrower ended December 31, 2024, the audited consolidated financial statements for the Borrower and its Subsidiaries for such Fiscal Year, (b) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for each Fiscal Quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above, and ended at least forty five (45) days prior to the DDTL Funding Date, (c) the Monthly Financial Statements, the Most Recent Financial Statements, the Interim Financial Statements and the Year-End Financial Statements (each as defined in the Specified Acquisition Agreement), (d) the audited consolidated historical financial statements of the Specified Acquisition Target (i.e., on a “carveout” basis) as of and for the years ended September 30, 2024 and September 30, 2023 and, additionally (if applicable), as of and for the most recently completed fiscal years of the Specified Acquisition Target ended at least seventy-five (75) days prior to the DDTL Funding Date, (e) unaudited consolidated historical financial statements for the most recent year-to-date interim fiscal period of the Specified Acquisition Target (i.e., on a “carveout” basis) completed at least forty-five (45) days prior to the DDTL Funding Date (along with the comparative period for the prior year), and (f) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower for the trailing twelve-month period ended on the last day of and for the Fiscal Quarter or Fiscal Year, as applicable, with respect to which the most recent financial statements were delivered pursuant to clauses (a), (b) or (d) above, as applicable, prepared immediately after giving effect to the Specified Acquisition Transactions, as if the Specified Acquisition Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement) (but excluding any purchase accounting as a result of the Specified Acquisition Transactions).

“Specified Acquisition R&W Insurance Policy” shall mean, collectively, (i) the representations and warranties insurance policy number [***] issued by Liberty Surplus Insurance Corporation to the Borrower and the other additional insureds named therein, (ii) the representations and warranties insurance policy number [***] issued by VALE Insurance Partners to the Borrower and the other additional insureds named therein, (iii) the representations and warranties insurance policy number [***] issued by Houston Casualty Company to the Borrower and the other additional insureds named therein, (iv) the representations and warranties insurance policy number [***] issued by BlueChip Underwriting Services to the Borrower and the other additional insureds named therein, (v) the representations and warranties insurance policy number [***] issued by Liberty Surplus Insurance Corporation to the Borrower and the other additional insureds named therein, (vi) the representations and warranties insurance policy number [***] issued by VALE Insurance Partners to the Borrower and the other additional insureds named therein, and (vii) the representations and warranties insurance policy number [***] issued by Houston Casualty Company to the Borrower and the other additional insureds named therein, in each case in connection with the Specified Acquisition.

“Specified Acquisition Subsidiary” shall mean a Subsidiary that is formed or acquired in connection with the Specified Acquisition (other than any Excluded Subsidiary).

“Specified Acquisition Target” shall mean the Purchased Assets and Purchased Business (each as defined in the Specified Acquisition Agreement).

“Specified Acquisition Transactions” shall mean the consummation of the Specified Acquisition and the funding of the Delayed Draw Term Loan and the other use of proceeds thereof, including the Specified Acquisition Refinancing and the other transactions contemplated by Specified Acquisition Agreement, and the payment of all fees, costs and expenses in connection with the foregoing.

“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (g) or (h).

“Specified Representations” shall mean the representations set forth in Sections 4.1(a)(i)(A) (solely with respect to the Loan Parties), 4.1(b) (solely with respect to the Loan Parties), 4.2 (solely with respect to the Loan Documents), 4.7(a), 4.9, 4.17 (subject to the Certain Funds Provisions) and 4.20(c).

“Specified Sale Leaseback Transaction” means a sale leaseback transaction with respect to the Specified Acquisition Real Property that is consummated after consummation of the Specified Acquisition.

“Specified Share Repurchase” shall mean the repurchase by the Borrower of its common Capital Stock held by APC in an aggregate amount not to exceed $350,000,000 and otherwise permitted in accordance with the terms and conditions of Section 7.5(f).

“Subject Transaction” means (a) any Permitted Acquisition or other Acquisition permitted hereunder (or consented to by the Required Lenders) or (b) any sale, transfer or disposition of the Borrower or any Subsidiary of the Borrower or any business, property or asset thereof (including any prior Associated Practice that ceases to be an Associated Practice).

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. Notwithstanding anything to the contrary contained herein, the Associated Practices will be deemed not to be Subsidiaries of the Borrower (except as described in Section 1.3(b)).

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

“Swingline Exposure” shall mean, with respect to each Revolving Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and Accounting Standards Codification Section 842 and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” shall mean a term loan made by a Term Lender to the Borrower pursuant to Section 2.5(a); provided, that, upon any Borrowing of Delayed Draw Term Loans pursuant to Section 2.5(b), such Delayed Draw Term Loans shall be deemed to be an increase to the amount of Term A Loans for all purposes hereunder and shall become part of the same Class as, and treated in all respects as, Term A Loans.

“Term A Loan Commitment” shall mean, with respect to each Term Lender, the obligation of such Term Lender to make a Term A Loan hereunder on the Closing Date, in a principal amount not to exceed the amount set forth with respect to such Term Lender on Schedule II under the column “Term A Loan Commitment”. The aggregate principal amount of all Term Lenders’ Term A Loan Commitments as of the Closing Date (immediately prior to giving effect to the funding of the Term A Loan on the Closing Date) is $250,000,000.

“Term Lender” shall mean each Lender with an outstanding Term Loan Commitment or Term Loan.

“Term Loan” shall mean a term loan made by a Term Lender to the Borrower and/or outstanding pursuant to Section 2.5, Section 2.23, Section 2.27 or Section 2.28.

“Term Loan Commitment” shall mean, individually, a Term A Loan Commitment, a Delayed Draw Term Loan Commitment, an Incremental Term Loan Commitment, an Extended Term Loan Commitment and/or Other Refinancing Term Loan Commitment, as the context may require.

“Term SOFR” shall mean,

(1)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Test Period” shall mean, as of any date of determination, the period of four consecutive Fiscal Quarters most recently ended as of such date of determination for which financial statements have been (or are required to have been) delivered pursuant to Section 5.1(a) or (b), provided, that for the purposes of determining actual quarterly compliance with Sections 6.1 and 6.2, Test Period shall mean the period of four consecutive Fiscal Quarters ending on the applicable date of determination (in respect of which financial statements have been or are required to have been delivered pursuant to Section 5.1(a) or (b)).

“Third Party Payor” shall mean Medicare, Medicaid, TRICARE, state government insurers, public or private insurers (including Blue Cross and/or Blue Shield) and any other Person which presently or in the future maintains a healthcare payment or reimbursement program.

“Third Party Payor Programs” shall mean all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which the Loan Parties or any of their respective Subsidiaries or any Associated Practice participates.

“Threshold Amount” shall mean $25,000,000 (or after the consummation of the Specified Acquisition, $35,000,000).

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, including on the Original Closing Date and thereafter (in each case as amended, restated, reaffirmed (including pursuant to the Reaffirmation Agreement), supplemented or otherwise modified from time to time).

“Tradename Licensing Agreement” shall mean that certain Tradename Licensing Agreement dated as of May 20, 2019, between the Borrower and AP-AMH.

“Transfer Restriction Agreement” shall mean each physician shareholder agreement (including, for the avoidance of doubt, the Physician Shareholder Agreement), membership interest transfer restriction agreement, stock transfer restriction agreement, continuity agreement or other similar agreement between the applicable Loan Party, the applicable Associated Practice and the applicable equity holder(s) of such Associated Practice, in each case, in form and substance reasonably satisfactory to Administrative Agent or similar provisions in any Management Services Agreement, in each case except for such changes required by any change in law (including Healthcare Laws and state corporate laws), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g., “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving SOFR Loan” or “Delayed Draw Term Loan Borrowing”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g., “Revolving SOFR Borrowing”).

Section 1.3            Accounting Terms and Determination.

(a)            Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last publicly filed); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (ii) for purposes of this Agreement, any lease that was accounted for by any Person as an operating lease as of December 31, 2018 and any lease entered into after December 31, 2018 that would have been accounted for as an operating lease if such lease had been in effect on December 31, 2018 shall be accounted for as an operating lease consistent with GAAP as in effect on December 31, 2018.

(b)            Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the consolidated financial results or performance of the Borrower and its Subsidiaries shall include the financial results or performance of the Associated Practices to the extent required under GAAP.

(c)            Notwithstanding anything to the contrary herein, all financial ratios and tests contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (other than for compliance with the definition of “Permitted Acquisition”), any Subject Transaction shall have occurred then any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period. In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the first day of the applicable Test Period. Notwithstanding the foregoing, solely for purposes of calculating actual quarterly compliance with Sections 6.1 and 6.2 and for calculating the Applicable Margin, the Applicable Percentage, and/or the Applicable Ticking Fee Rate, the date of the required calculation shall be the end of the Test Period, and no Subject Transaction permitted hereunder and no incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of any Indebtedness, in each case, occurring thereafter shall be taken into account.

Section 1.4             Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

Section 1.5            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6            Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definitions thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7            Limited Condition Transactions. Notwithstanding anything to the contrary herein, for purposes of (i) determining compliance with Sections 6.1 and 6.2 on a pro forma basis and capacity under baskets (including baskets measured as a percentage of Consolidated EBITDA or based on a ratio test) with respect to (a) the making of any Permitted Acquisitions or other Acquisitions permitted hereunder and/or (b) the designation of a Subsidiary (or a Person to become a Subsidiary) as an Excluded Subsidiary and, in each case, the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment) or (ii) determining compliance with representations and warranties or any Default or Event of Default test with respect to the making of (a) any Permitted Acquisitions or other Acquisitions permitted hereunder and/or (b) the designation of a Subsidiary (or a Person to become a Subsidiary) as an Excluded Subsidiary and, in each case, the incurrence of any Indebtedness permitted hereunder in connection therewith (other than Indebtedness under or other use of the Revolving Commitment or the establishment of any Incremental Revolving Commitment), in the case of clauses (i) and (ii), in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining the most recently ended period of four consecutive fiscal quarters) shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into (the “LCA Test Date”), and if, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the incurrence of any Indebtedness and the use of proceeds thereof) on a pro forma basis, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial covenant, basket, representation and warranty or Default or Event of Default test, such financial covenant, basket, representation and warranty or Default or Event of Default test shall be deemed to have been complied with (subject to any other condition in this Agreement requiring that no Specified Event of Default shall have occurred and be continuing or result therefrom on the date of consummation). Within five (5) Business Days after making an LCA Election with respect to any Limited Condition Acquisition, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent (a) notifying the Administrative Agent of such LCA Election and (b) certifying that each of the conditions for such Limited Condition Acquisition and any related transactions that are tested as of the LCA Test Date have been satisfied (which shall include calculations in reasonable detail for any conditions requiring compliance on a pro forma basis with the covenants set forth in Article VI or with any relevant ratio tests) (such certificate, an “LCA Election Certificate”). For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial covenant, basket, representation and warranty or Default or Event of Default tests for which compliance was determined or tested as of the LCA Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such financial covenant or basket, including due to fluctuations in Consolidated EBITDA, or changes in compliance with such representation and warranty or Default or Event of Default test at or prior to the consummation of the relevant Limited Condition Acquisition, such financial covenant, basket, representation and warranty and Default or Event of Default tests will not be deemed to have failed to have been satisfied as a result of such fluctuations or changes. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (other than testing of actual compliance with the covenants set forth in Article VI and determination of the Consolidated Total Net Leverage Ratio for purposes of determining the Applicable Margin, the Applicable Percentage and/or the Applicable Ticking Fee Rate) or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the Limited Condition Acquisition Agreement therefor is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.8            Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything to the contrary herein, no prepayment of a SOFR Loan hereunder shall be made on any day that is not a Business Day, and if any prepayment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.9            Accounting Terms and Determination.

(a)            For purposes of determining compliance at any time with Sections 7.1, 7.2, 7.4, 7.5, 7.6 and 7.7, in the event that any Lien, Investment, Indebtedness, asset sale, Restricted Payment or affiliate transaction meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.1, 7.2, 7.4, 7.5, 7.6 and 7.7, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses within such Section as determined by the Borrower in its sole discretion at such time of determination (or thereafter in connection with the reclassification under (but solely within) any such Section).

(b)            Notwithstanding anything in this Agreement or any Loan Document to the contrary herein, with respect to any amounts incurred (including any baskets, thresholds, exceptions and any related builder or grower component) or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts (including the Fixed Incremental Amount and any other amount determined by reference to a specified percentage of Consolidated EBITDA or Consolidated Net Income), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts (excluding amounts determined by reference to a specified percentage of Consolidated EBITDA or Consolidated Net Income, but including the Incurrence-Based Incremental Amount), the “Incurrence-Based Amounts”), it is understood and agreed that (a) any Fixed Amount (and any cash proceeds thereof, including for the purposes of any “netting” calculation) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence and (b) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a substantially concurrent transaction or a single transaction with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount, shall not be given effect in calculating the applicable Incurrence-Based Amount.

Article II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1            General Description of Facilities; Existing Loans; Departing Lenders.

(a)            Subject to and upon the terms and conditions herein set forth, (i) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans in Dollars to the Borrower in accordance with Section 2.2; (ii) each Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (iv) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time; and (v) the Term Lenders hereby establish in favor of Borrower the Term Commitments pursuant to which such Lenders shall make Term Loans in Dollars to the Borrower in accordance with Section 2.5.

(b)            Each Lender (including, for the avoidance of doubt, the New Lenders and the Existing Lenders) hereby agrees to fund and/or provide its share of the Commitments under this Agreement as set forth on Schedule II hereto. Immediately prior to giving effect to this Agreement and the funding of the Loans hereunder, the Borrower, the Existing Lenders and the Administrative Agent hereby agree that $281,500,000.00 of “Term A Loans” and $146,731,641.76 of “Revolving Loans” (each as defined in the Existing Credit Agreement) (collectively, the “Existing Loans”) remained outstanding under the Existing Credit Agreement. All parties to this Agreement (including the Departing Lenders) agree that on the Closing Date, the Existing Loans will be reallocated and/or assigned in a manner between the Existing Lenders and New Lenders as may be necessary to effect the Commitments of such Lenders set forth on Schedule II. For the avoidance of doubt, none of the foregoing reallocations or refinancings shall constitute a novation.

(c)            All parties to this Agreement (including the Departing Lenders) hereby acknowledge and agree that, on the Closing Date, the Existing Loans previously made to the Borrower by the Departing Lenders under the Existing Credit Agreement which remain outstanding immediately prior to the Closing Date shall be repaid in full under the Existing Credit Agreement (accompanied by accrued and unpaid interest thereon) on a non-pro rata basis with the “Lenders” under and as defined in the Existing Credit Agreement, and none of the Departing Lenders shall be a Lender or otherwise a party to this Agreement from and after the Closing Date; provided that, each Departing Lender shall continue to be entitled to the benefits of Section 10.8 of the Guaranty and Security Agreement, and all other rights and obligations under the Credit Agreement and the other Loan Documents expressly stated to survive the termination of the Loan Documents and the repayment of amounts outstanding thereunder shall survive for the benefit of each Departing Lender, the Administrative Agent and the Loan Parties, as applicable. Each of the Departing Lenders, the Lenders and the other parties hereto consent (which consent shall be deemed effective under the Existing Credit Agreement) to such non-pro rata payment. To the fullest extent permitted by law, the Borrower (for itself and on behalf of the other Loan Parties) hereby releases and forever discharges each Departing Lender and its Related Parties from any claim, demand or cause of action to which the Borrower or any other Loan Party now has or at any time in the future may have against such Departing Lender or any of its Related Parties arising out of or otherwise related to the Loan Documents.

Section 2.2            Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3            Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing (other than with respect to the Closing Date, for which such request shall be required to be provided no later than 12:00 p.m. on the Closing Date) and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $2,000,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed four (4). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4            Swingline Commitment.

(a)            Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Revolving Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)            The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c)            The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)            If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)            Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Revolving Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5            Term Loan Commitments; Delayed Draw Term Loan Commitments; Procedure for Borrowing of Delayed Draw Term Loans.

(a)            Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single term loan to the Borrower on the Closing Date in a principal amount equal to the Term A Loan Commitment of such Term Lender. Amounts borrowed under this Section 2.5(a) (and any other Incremental Term Loans made pursuant to Section 2.23) and repaid or prepaid may not be reborrowed. The Term A Loan may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof; provided that on the Closing Date the Term A Loan shall be a SOFR Loan with an Interest Period of one (1) month; provided further that, the initial one (1) month Interest Period for the SOFR Borrowing made on the Closing Date shall continue (at the same rate) from the one (1) month anniversary of the Closing Date until March 31, 2025 (it being understood and agreed that the first interest payment with respect to such initial period (the initial month plus any “stub period” prior to March 31, 2025) shall be due and owing on March 31, 2025). The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent set forth in Sections 3.1 and 3.2 hereof shall be deemed to constitute the Borrower’s request to borrow the Term A Loan on the Closing Date. The Borrower acknowledges and agrees that the Existing Loans shall all be converted into a portion of the Term A Loans under this Agreement on the Closing Date in like amount (and subject to the reallocation described in Section 2.1(b)) and without constituting a novation.

(b)            Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make Delayed Draw Term Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Delayed Draw Term Loan Commitment of such Lender (but in any event limited to a maximum of one (1) drawing) until the Delayed Draw Term Commitment Termination Date. Amounts borrowed under this Section 2.5(b) and repaid or prepaid may not be reborrowed. Once funded, Delayed Draw Term Loans (i) will initially be of the same Type and will have the same Interest Period as the Term A Loans (allocated pro rata if multiple Interest Periods shall be in effect at such time) outstanding at the time of the Borrowing of such Delayed Draw Term Loan and (ii) shall be deemed to be an increase to the amount of the Term A Loans for all purposes hereunder and shall be part of the same Class as, and treated in all respects as, the Term A Loans.

(c)            The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of a Delayed Draw Term Loan Borrowing, substantially in the form of Exhibit 2.5 attached hereto (a “Notice of Delayed Draw Term Loan Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date if such Borrowing is to be a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the requested date if such Borrowing is to be a SOFR Borrowing. The Notice of Delayed Draw Term Loan Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) subject to clause (b) above, the Type(s) of such Delayed Draw Term Loan comprising such Borrowing, (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to clause (b) above) and (v) the applicable use of proceeds of such Borrowing; provided that such Notice of Delayed Draw Term Loan Borrowing may be conditioned on the consummation of the event or transaction identified pursuant to the foregoing clause (v). Promptly following the receipt of a Notice of Delayed Draw Term Loan Borrowing in accordance herewith, the Administrative Agent shall advise each Delayed Draw Term Lender of the details thereof and the amount of such Lender’s Delayed Draw Term Loan to be made as part of the requested Delayed Draw Term Loan Borrowing.

Section 2.6            Funding of Borrowings.

(a)            Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)            Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)            All Revolving Borrowings shall be made by the Revolving Lenders on the basis of their respective Pro Rata Shares. All Term Loan Borrowings of any Class shall be made by the Term Lenders that have a Term Loan Commitment of such Class on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7            Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/ Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)            If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to continue such Borrowing with an Interest Period of one month. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)            Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8            Optional Reduction and Termination of Commitments.

(a)            Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term A Loan Commitments shall terminate on the Closing Date upon the making of the Term A Loan. The Delayed Draw Term Loan Commitments of each Term Lender shall (i) automatically and permanently be reduced upon the making of any Delayed Draw Term Loans by an amount equal to the Delayed Draw Term Loans so made and (ii) automatically and permanently be reduced to $0 on the Delayed Draw Term Commitment Termination Date.

(b)            Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Revolving Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Revolving Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c)            Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless the Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis; provided that the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation), the Borrower may reduce the Delayed Draw Term Loan Commitments in part or terminate the Delayed Draw Term Loan Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Delayed Draw Term Loan Commitment of each Term Lender and (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000.

(d)            With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment and/or the Delayed Draw Term Loan Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9             Repayment of Loans.

(a)            The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)            The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Term Lender with outstanding Term A Loans the then unpaid principal amount of the Term A Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all such Term Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Principal Amount
June 30, 2025	$3,125,000
September 30, 2025	$3,125,000
December 31, 2025	$3,125,000
March 31, 2026	$3,125,000
June 30, 2026	$3,125,000
September 30, 2026	$3,125,000
December 31, 2026	$3,125,000
March 31, 2027	$3,125,000
June 30, 2027	$4,687,500
September 30, 2027	$4,687,500
December 31, 2027	$4,687,500
March 31, 2028	$4,687,500
June 30, 2028	$4,687,500
September 30, 2028	$4,687,500
December 31, 2028	$4,687,500
March 31, 2029	$4,687,500
June 30, 2029	$6,250,000
September 30, 2029	$6,250,000
December 31, 2029	$6,250,000
Maturity Date of Term A Loan	Remaining Principal Balance of Term A Loan

provided that the amount of any such payment on the installment dates set forth in the table above shall be automatically adjusted to account for the making of any Delayed Draw Term Loans as follows: commencing on the later of (x) June 30, 2025 and (y) the installment date representing the last day of the first Fiscal Quarter ending after the making of any Delayed Draw Term Loan, the Term A Loans (as increased by such Delayed Draw Term Loans) shall be entitled to quarterly scheduled amortization payments that represent the same percentage as the amortization, expressed as a percentage, that is applicable to the Term A Loans immediately prior to such Borrowing of Delayed Draw Term Loans (it being understood that, for the avoidance of doubt, no such making of any Delayed Draw Term Loans shall result in a decrease in the amortization applicable to any Term Loans outstanding immediately prior to such Borrowing of Delayed Draw Term Loans); provided further that, to the extent not previously paid, the aggregate unpaid principal balance of the Term A Loan shall be due and payable on the Maturity Date.

Section 2.10          Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, the Term A Loan Commitment and the Delayed Draw Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)            This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.11          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable (provided that (x) any such notice in connection with the repayment of all Loans may be conditioned on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis and (y) the Borrower shall pay all amounts required to be paid pursuant to Section 2.19 as a result of such revocation) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (unless revoked as provided above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment of a Term Loan Borrowing, to principal installments in the order as may be directed by the Borrower (and in the absence of any such direction, in direct order of maturity). For the avoidance of doubt, any Term Loan that is prepaid may not be reborrowed.

Section 2.12          Mandatory Prepayments.

(a)            Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds from (A) any sale or other disposition by the Borrower or any of its Subsidiaries of any of its assets pursuant to Section 7.6(h) or (q), or (B) any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to 100% of Net Cash Proceeds; provided that the Borrower shall not be required to prepay the Obligations (i) with respect to proceeds from the sales of inventory in the ordinary course of business, (ii) Net Cash Proceeds not exceeding the greater of $10,000,000 in any Fiscal Year and $25,000,000 in the aggregate after the Closing Date (and if such foregoing amount is exceeded, only such excess amounts shall be subject to this clause (a)) and (iii) Net Cash Proceeds that are reinvested in assets of the general type used or useful in the business of the Borrower and its Subsidiaries within three hundred sixty-five (365) days following receipt thereof; provided that any funds that are committed to be reinvested during the initial three hundred sixty-five (365) days after the receipt of such proceeds but the reinvestment has not yet occurred by the end of such period, the Borrower and its Subsidiaries shall have an additional one hundred eighty (180) day period to consummate such reinvestment; provided, further, that if any such proceeds have not been reinvested at the end of such additional period, the Borrower shall promptly prepay the Obligations and the Other Applicable Indebtedness (as defined below) as required by this Section 2.12(a); provided, further, that if at the time that any such prepayment would be required under this clause (a), the Borrower is required to repay or repurchase or to offer to repurchase or repay Incremental Equivalent Debt that is pari passu to the Obligations (including Incremental Equivalent Debt consisting of (x) term loans secured by a Lien on the Collateral on a pari passu basis with the Lien on the Collateral securing the Obligations and/or (y) senior unsecured notes) pursuant to the terms of the documentation governing such Incremental Equivalent Debt with such Net Cash Proceeds (such Incremental Equivalent Debt required to be repaid or repurchased or to be offered to be so repaid or repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Obligations and to the repayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Obligations that would have otherwise been required pursuant to this clause (a) shall be reduced accordingly (for purposes of this proviso pro rata basis shall be determined on the basis of the aggregate outstanding principal amount of the Obligations and Other Applicable Indebtedness at such time, with it being agreed that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Obligations in accordance with the terms hereof); provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Obligations in accordance with the terms hereof. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(b)            Immediately upon receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds; provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1. Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(c)            [Reserved].

(d)            Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, unless otherwise provided in the applicable Incremental Commitment Joinder, Extended Facility Agreement or Refinancing Amendment, as applicable, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Term Lenders based on their Pro Rata Shares of the Term Loans, and applied pro rata across all installments of the Term Loans, including, without limitation, the final installment on the Maturity Date; third, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Revolving Lenders based on their respective Revolving Commitments; and fifth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Revolving Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses second through fifth above.

(e)            If at any time the aggregate Revolving Credit Exposure of all Revolving Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each such prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Revolving Loans to the full extent thereof; and third, to the SOFR Revolving Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Revolving Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13          Interest on Loans.

(a)            The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin for such Loan in effect from time to time and (ii) each SOFR Loan at Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin for such Loan in effect from time to time.

(b)            The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin for Revolving Base Rate Loans in effect from time to time.

(c)            Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any Specified Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d)            Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Commitment Termination Date (with respect to all Revolving Loans) or the Maturity Date (with respect to all Term Loans), as the case may be. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date (with respect to all Revolving Loans) or the Maturity Date (with respect to all Term Loans), as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)            The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f)             In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

In addition to the foregoing, for the avoidance of doubt, all accrued interest under the Existing Credit Agreement shall be paid in full on the Closing Date.

Section 2.14          Fees.

(a)            The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)            The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Revolving SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the interest rate on the Loans is increased to the rate for Default Interest pursuant to Section 2.13(c) (as a result of an election by the Required Lenders or otherwise in accordance with the terms thereof), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d)            The Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender that is not a Defaulting Lender in accordance with its Pro Rata Share, a ticking fee (the “Delayed Draw Term Ticking Fee”) equal to the Applicable Ticking Fee Rate multiplied by the average daily amount of the unused portion of the Delayed Draw Term Loan Commitment of such Term Lender during the period from and including the Closing Date to the Delayed Draw Term Commitment Termination Date.

(e)            For the ratable benefit of the Delayed Draw Term Loan Lenders, the Borrower shall pay to the Administrative Agent, a non-refundable upfront fee (the “DDTL Upfront Fee”) in an amount equal to [***] of the aggregate amount of the Delayed Draw Term Loan funded on the DDTL Funding Date, which shall be earned, due and payable on the DDTL Funding Date.

(f)             The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letters that are due and payable on the Closing Date.

(g)            Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first payment due (on a prorated basis) on March 31, 2025, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Accrued fees under subsection (d) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first payment due (on a prorated basis) on March 31, 2025, and on the Delayed Draw Term Commitment Termination Date. In addition to the foregoing, for the avoidance of doubt, all accrued fees under subsections (b) and (c) of this Section in the Existing Credit Agreement shall be paid on the Closing Date.

Section 2.15          Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16          Inability to Determine Interest Rates; Benchmark Replacement Setting.

(a)            Inability to Determine SOFR. Subject to subsections (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:

(i)             the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)            Benchmark Replacement.

(i)             Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            No swap agreement shall be deemed to be a “Loan Document” for the purposes of this Section 2.16.

(c)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.17          Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make SOFR Revolving Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, bet determined by the Administrative Agent without reference to clause (iii) thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18          Increased Costs.

(a)            If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); or

(iii)           impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand (including the calculation of all applicable amounts) with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.

(b)            If any Lender or any Issuing Bank shall have determined that on or after the Closing Date any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand (including the calculation of all applicable amounts) with respect to such reduced amounts, and within five (5) Business Days after receipt of such the certificate required under subsection (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.

(c)            A certificate of such Lender or such Issuing Bank setting forth in reasonable detail (x) the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank and (y) a reasonably detailed explanation of the applicable Change in Law, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19          Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20          Taxes.

(a)            Defined Terms. For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)           any Lender that is a “United States person” within the meaning of Code Section 7701(a)(30) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)            an executed copy of IRS Form W-8ECI;

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)           On or before the date the Administrative Agent (and any successor Administrative Agent) becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, an executed copy of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding and that it is either (I) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (II) hereby represents that it will otherwise handle US withholding tax compliance with respect to payments to the Lenders (such that the Borrower can make such payments to the Administrative Agent without collecting U.S. withholding tax) or (b) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (I) with respect to payments received for its own account, an executed copy of IRS Form W-8ECI and (II) with respect to payments received on account of any Lender, an executed copy of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a “qualified intermediary” or a “U.S. branch”.  At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.20(g)(iii), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally entitled to deliver.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22          Letters of Credit.

(a)            During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to subsections (d) and (e) of this Section, may issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or any Subsidiary Loan Party (which may be for the benefit of any Subsidiary or Associated Practice) (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of the date that is two (2) years after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, two (2) years after such renewal or extension); (ii) each Letter of Credit shall be in a stated amount to be mutually agreed between the Borrower and the applicable Issuing Bank; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Revolving Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) the Borrower shall not request, and no Issuing Bank shall have an obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (AA) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (BB) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Borrower hereby acknowledges and agrees that the Existing Letters of Credit are deemed to be issued by the applicable Issuing Bank, as an Issuing Bank hereunder, for the account of the Borrower. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)            To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit shall be issued on the account of the Borrower or a Subsidiary, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower and/or the applicable Subsidiary shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the applicable Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)            At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the applicable Issuing Bank is to issue the requested Letter of Credit, directing the applicable Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.

(d)            Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. Each Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the applicable Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for such LC Disbursement.

(e)            If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Revolving Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f)            To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the applicable Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.

(g)           If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks (as applicable) and the Revolving Lenders, an amount in cash equal to 103% of the aggregate LC Exposure of all Revolving Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)            Upon the request of any Revolving Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Revolving Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Revolving Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)           the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Revolving Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)          any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)           any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi)          the existence of a Default or an Event of Default.

Neither the Administrative Agent, any Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Banks from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

(k)            Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

(l)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for all LC Disbursements and to otherwise perform all obligations hereunder in respect of such Letter of Credit as if it has been issued for the account of the Borrower. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)            With respect to each Post-Maturity LC (if any), the Borrower shall deposit, on or before the date that is five (5) Business Days prior to the date set forth in clause (i) of the definition of “Revolving Commitment Termination Date”, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks (as applicable) and the Revolving Lenders, an amount in cash equal to the greater of (x) 103% of the sum of (i) the aggregate undrawn amount of all outstanding Post-Maturity LCs at such time, plus (ii) the aggregate amount of all LC Disbursements in respect of Post-Maturity LCs that have not been reimbursed by or on behalf of the Borrower at such time plus (iii) any accrued and unpaid fees in respect of the Post-Maturity LCs and (y) an amount determined by the Administrative Agent and the Issuing Bank in their reasonable discretion (with the Administrative Agent and the Issuing Bank providing Borrower reasonable evidence supporting the calculation and determination of such additional amount) to collateralize the remaining exposure (including margin, fees, etc.) in respect the Post-Maturity LCs through their expiration (the “Post-Maturity LC Exposure”). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, until the earlier of the date of payment in full and the Revolving Commitment Termination Date, at which time the amount on deposit in such account shall be transferred to each applicable Issuing Bank for cash collateral in respect of Post-Maturity LCs that remain outstanding. Moneys in such account shall be applied by the Administrative Agent, prior to the earlier of the date of payment in full and the Revolving Commitment Termination Date, to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed. On or before the Revolving Commitment Termination Date, the Borrower and each applicable Issuing Bank shall execute a customary “cash collateral agreement” in order to cause the cash collateral to be held by such Issuing Bank to be applied in satisfaction of all obligations of the Borrower for the Post-Maturity LC Exposure; provided that upon the undrawn expiration of each Post-Maturity LC, the applicable Issuing Bank shall return any remaining cash collateral (after payment of fees and expenses) in respect of such Post-Maturity LC to the Borrower within three (3) Business Days after the Borrower’s written request therefor. Notwithstanding anything to the contrary contained in the Loan Documents, in the case of any cash collateralization of Post-Maturity LCs in the context of the payment in full (due to a refinancing or otherwise) or acceleration, the amount to be cash collateralized for such Post-Maturity LCs shall be determined as set forth in clauses (x) and (y) above.

Section 2.23      Increase of Commitments; Additional Lenders.

(a)            From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to (x) increase the aggregate Revolving Commitments (“Incremental Revolving Commitments”), (y) increase the aggregate Term Loan Commitments hereunder and/or (z) establish one or more tranches of new Term Loan Commitments (such increases or additional tranches, “Incremental Term Loan Commitments”; and together with any Incremental Revolving Commitments, each an “Incremental Commitment” and the principal amount thereof, the “Incremental Commitment Amount”) so long as the following conditions are satisfied:

(i)            the aggregate principal amount of all such Incremental Facilities made pursuant to this Section, together with the aggregate principal amount of Incremental Equivalent Debt, shall not exceed the sum of:

(A)            the greater of (x) $200,000,000 (or after the consummation of the Specified Acquisition, $300,000,000) and (y) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on Pro Forma Basis) (the “Fixed Incremental Amount”); plus

(B)            an unlimited amount (the “Incurrence-Based Incremental Amount” and together with the Fixed Incremental Amount, collectively, the “Available Incremental Amount”) so long as, (I) in the case of any Incremental Facility or Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis with the Liens securing the Term A Loan, the Consolidated First Lien Net Leverage Ratio as of the most recently ended Test Period is less than 3.40:1.00, (II) in the case of any Incremental Commitment or Incremental Equivalent Debt secured by Liens on the Collateral on a junior basis to the Liens securing the Term A Loan, the Consolidated Secured Net Leverage Ratio as of the most recently ended Test Period is less than 3.40:1.00 and (III) in the case of any Incremental Facility or Incremental Equivalent Debt that is unsecured, the Consolidated Total Net Leverage Ratio is less than 4.40:1.00, in each case of the foregoing subclauses (I), (II) and (III), calculated on a pro forma basis after giving effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt, as applicable (and assuming the aggregate amount of all such Incremental Revolving Commitments and Incremental Equivalent Debt in the form of revolving Indebtedness have been fully funded) and the use of the proceeds thereof, but without netting the cash proceeds of any such Incremental Facility or Incremental Equivalent Debt; provided, that in the case of an Incremental Term Facility or Incremental Equivalent Debt incurred to finance a Limited Condition Acquisition, compliance with the foregoing leverage ratios may be determined, at the option of the Borrower, as of the LCA Test Date pursuant to Section 1.7;

(ii)           the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)          at the time of and immediately after giving effect to any such proposed increase, no Event of Default shall exist; provided that if the Borrower makes an LCA Election pursuant to Section 1.7 and such condition is tested as of the applicable LCA Test Date, it shall also be a condition that no Specified Event of Default shall have occurred and be continuing or would result from the incurrence of such Incremental Term Facility and the transactions consummated in connection therewith (including the use proceeds thereof) on the date on which such Incremental Term Facility is funded and the applicable Limited Condition Acquisition is consummated;

(iv)          (x) any incremental Term Loans made pursuant to this Section (the “Incremental Term Loans”) shall have a maturity date no earlier than the latest Maturity Date of any Term Loans outstanding (or no earlier than ninety-one (91) days after the latest Maturity Date of any Term Loans outstanding in the case of Incremental Term Loans that are unsecured or secured on a junior basis to the Term A Loan) and shall have a Weighted Average Life to Maturity no shorter than that of any Term Loans outstanding (disregarding for this purpose prepayments and amortization payments made thereon), and (y) any Incremental Revolving Commitments provided pursuant to this Section shall have terms that are identical to the existing Revolving Commitments (other than the amount thereof and upfront fees payable in connection therewith) and the Revolving Loans (except to the extent such differing terms (which shall be more favorable to the existing Revolving Lenders as determined in good faith by the Administrative Agent) are conformed in (or added to) this Agreement for the benefit of the existing Revolving Commitments pursuant to an amendment hereto (and no consent of any existing Lender shall be required in connection with any such amendment));

(v)           (x) any Incremental Term Facility that is secured by a Lien on the Collateral on a pari passu basis with the Term A Loan shall share ratably in all voluntary and mandatory prepayments of the then-existing Loans (other than in connection with a permitted refinancing of a particular Class or Classes of Incremental Term Loans) unless the Lenders providing such Incremental Term Facility elect to receive a lesser share of any such prepayment and (y) any Incremental Term Facility that is unsecured or secured by a Lien on the Collateral on a junior basis to the Term A Loan shall share on a less-than-ratable basis in all voluntary and mandatory prepayments of the then-existing Loans (other than in connection with a permitted refinancing of a particular Class or Classes of Incremental Term Loans);

(vi)          no Incremental Facility shall be (x) secured by a Lien on any asset of the Borrower or any of its Subsidiaries that does not also secure the other then-outstanding Obligations or (y) guaranteed by any Person other than the Guarantors; and

(vii)         except as otherwise required in preceding clauses (i) through (vi), all other terms and conditions with respect to any such Incremental Term Facility shall be as agreed between the Borrower and the Lenders providing such Incremental Term Facility; provided, the terms of any Incremental Term Facility (other than with respect to pricing, margin, maturity, optional prepayment terms and/or fees or as otherwise contemplated by any of clauses (i) through (vi) above) shall not be materially more favorable (taken as a whole) to the Lenders providing such Incremental Term Facility than as are applicable to the-then existing Term Loans and Revolving Commitments, as reasonably determined by the Borrower in good faith (except to the extent such terms are reasonably acceptable to the Administrative Agent or are conformed in (or added to) this Agreement for the benefit of the-then existing Term Loans and/or Revolving Commitments pursuant to an amendment hereto (and no consent of any existing Lender shall required in connection with any such amendment)).

(b)           The Borrower shall provide at least 30 days’ (or such shorter period of time as may be agreed by the Administrative Agent in its reasonable discretion) written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments and/or provide Incremental Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment and/or provide Incremental Term Loan Commitment, as applicable. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide any Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment and/or provide any Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or provision of Incremental Term Loan Commitments, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide any Incremental Term Loan Commitment may be replaced with respect to its existing Revolving Commitment and/or its Term Loans, as applicable, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment and/or provide Term Loan Commitments within 15 days after receipt of such notice, such Lender shall be deemed to have declined the request. The Borrower may in its sole discretion accept some or all of the offered amounts, reject the offered amounts entirely (in which case the proposed Incremental Commitment shall be deemed withdrawn and of no force or effect) or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) and otherwise permitted under Section 10.4(b) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments and/or such Incremental Term Loans among the Increasing Lenders and the Additional Lenders. The aggregate principal amount of Incremental Commitments provided by the Increasing Lenders and the Additional Lenders shall not, collectively, in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)           Subject to subsections (a) and (b) of this Section, any Incremental Facility requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)            an originally executed copy of an instrument of joinder (each, an “Incremental Commitment Joinder”), in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)           such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)          a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied and each of the conditions set forth in Section 3.2 have been satisfied; provided that, in the case of an Incremental Term Facility used to finance a Limited Condition Acquisition, the conditions set forth in subsection (a) of this Section that are tested as of the applicable LCA Test Date shall be certified in the applicable LCA Election Certificate instead of the certificate delivered pursuant to this subsection (iii);

(iv)          to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments and/or such Incremental Term Loans, issued by the Borrower in accordance with Section 2.10; and

(v)           any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Facility, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and/or the Incremental Term Loans, as applicable, and Schedule II shall automatically be deemed amended accordingly.

(d)            If any Incremental Term Loan Commitments are to be established pursuant to this Section, other than as set forth herein, all terms with respect thereto shall be as set forth in the applicable Incremental Commitment Joinder, the execution and delivery of which agreement shall be a condition to the effectiveness of the establishment of the Incremental Term Loan Commitments. If the Borrower incurs Incremental Revolving Commitments under this Section, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any Incremental Facility incurred pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the foregoing Section 2.23(a)(iv) or (viii) or in this Section 2.23(d), amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

(e)            Unless otherwise elected by the Borrower, any Incremental Facility shall be deemed to be incurred under the Incurrence-Based Incremental Amount (to the extent there is capacity thereunder) prior to any such amounts being incurred under Fixed Incremental Amount (it being understood and agreed that, with respect to any Incremental Facility or any Incremental Equivalent Debt, no reclassification between the Incurrence-Based Incremental Amount and Fixed Incremental Amount shall be permitted).

(f)            This Section 2.23 shall supersede any provisions in Section 2.21 or 10.2 to the contrary.

Section 2.24      Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25      Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26      Defaulting Lenders.

(a)            Cash Collateral

(i)            At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 103% of such Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)           The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)           Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to Cash Collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) or any Delayed Draw Term Ticking Fee pursuant to Section 2.14(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C)            With respect to any Commitment Fee, Delayed Draw Ticking Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender that has not been Cash Collateralized, and (z) not be required to pay the remaining amount of any such fee.

(iv)          All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)            New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.27      Extended Facilities. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or all Lenders with Revolving Commitments of the same Class, in each case on a pro rata basis (based on the outstanding amount of the respective Loans or the aggregate amount of the Revolving Commitments, as the case may be, with the same Revolving Commitment Termination Date) and on the same terms to each such Lender, the Borrower may from time to time offer (but no Lender is obligated to accept such offer) to extend the maturity date, modify the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modify the amortization schedule in respect of such Term Loans (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and Revolving Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), all as set forth in greater detail in an Extended Facility Agreement so long as the terms set forth below are satisfied:

(i)            (A) no Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders and at the time of the Extended Facility Closing Date and (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Extended Facility Closing Date (or, if such representation or warranty relates to an earlier date, as of such earlier date);

(ii)           except as to interest rates, fees and final maturity, the Revolving Commitment of any Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related Revolving Loan outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related Revolving Loan outstandings) (except to the extent that such terms are (I) less favorable to the Extending Revolving Lenders than to the Lenders of the non-extended Revolving Commitment, (II) applicable only to periods after the latest Maturity Date hereunder at such time, or (III) to the extent more favorable to the Extending Revolving Lenders than to the Lenders of the non-extended Revolving Commitments, as are incorporated into the Loan Documents for the benefit of all existing Lenders (which, in the case of this subclause (III), may, if beneficial for the Lenders, be accomplished via an amendment to the existing Loan Documents entered into between the Borrower, the other Loan Parties and the Administrative agent, without the consent of the Lenders)) or terms that are reasonably satisfactory to the Administrative Agent; provided that (x) subject to the provisions of Sections 2.22(a) and 2.4(a) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Revolving Commitment Termination Date when there exist Extended Revolving Commitments with a longer Revolving Commitment Termination Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Revolving Commitment Amount (computed on the Revolving Commitments then-outstanding) and all Borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Revolving Commitment Termination Date for the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments, Other Refinancing Revolving Commitments and any original Revolving Commitments) which have more than three (3) different Revolving Commitment Termination Dates;

(iii)          except as to interest rates, fees, amortization schedule, final maturity date, premium, required prepayment dates and participation in prepayments, the Term Loans of any Lender (an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except to the extent that such terms are (I) less favorable to the Extending Term Loan Lenders than to the Lenders of the non-extended Term Loans, (II) applicable only to periods after the latest Maturity Date hereunder at such time, or (III) to the extent more favorable to the Extending Term Loan Lenders than to the Lenders of the non-extended Term Loans, as are incorporated into the Loan Documents for the benefit of all existing Lenders (which, in the case of this subclause (III), may, if beneficial for the Lenders, be accomplished via an amendment to the existing Loan Documents entered into between the Borrower, the other Credit Parties and the Administrative Agent, without the consent of the Lenders)) or terms that are reasonably satisfactory to the Administrative Agent;

(iv)         the final maturity date for any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder or under any existing Extended Facility Agreement;

(v)           the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)          any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extended Facility Agreement;

(vii)         if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Commitments, as the case may be, of the applicable Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders holding Term Loans or Lenders holding Revolving Commitments, as the case may be, have accepted such Extension Offer;

(viii)        all documentation in respect of such Extension shall be consistent with the foregoing;

(ix)          any Extended Facility requested by the Borrower shall be in a minimum amount of $20,000,000 and

(x)            the Administrative Agent and the lenders party thereto shall enter into an Extended Revolving Credit Facility Agreement or an Extended Term Facility Agreement, as the case may be, and the conditions precedent set forth therein shall have been satisfied or waived in accordance with its terms.

Subject to compliance with the terms of this Section 2.27, the Administrative Agent, each Issuing Bank and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extended Facility Agreement) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.21, 10.2, or any other provisions regarding the sharing of payments) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27. The Lenders hereto agree that the Extended Facility Lenders party to any Extended Facility Agreement may, from time to time, make amendments to such Extended Facility Agreement or to this Agreement and the other Loan Documents to give effect to the Extended Facility Agreement without the consent of any other Lenders so long as such Extended Facility Agreement, as amended, complies with the terms set forth in this Section 2.27.

Section 2.28      Refinancing Amendments.      At any time after the Closing Date, the Borrower may obtain, from any Lender or any Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans or Revolving Commitments then outstanding under this Agreement (which for purposes of this Section 2.28 will be deemed to include any then outstanding Other Refinancing Term Loans, Other Refinancing Revolving Commitments, Incremental Term Loans, Incremental Revolving Commitments, Extended Term Loans or Extended Revolving Commitments), in the form of Other Refinancing Loans or Other Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder and not be secured by a Lien on any asset of the Borrower or any of its Subsidiaries that does not also secure the other then-outstanding Obligations, (ii) is not at any time guaranteed by any Person other than the Guarantors and (iii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof. Any Other Refinancing Loans or Other Refinancing Commitments, as applicable, may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment; provided that, (x) subject to the provisions of Sections 2.22(a) and 2.4(a), to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Revolving Commitment Termination Date when there exists Other Refinancing Revolving Commitments with a longer Revolving Commitment Termination Date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Revolving Commitment Amount (computed on the Revolving Commitments then-outstanding) and all Borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Other Refinancing Revolving Commitments (and related outstandings) and (B) repayments required upon the Revolving Termination Commitment Date for the non-refinanced Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments, Other Revolving Refinancing Commitments and any original Revolving Commitments) which have more than three (3) different Revolving Termination Commitment Dates. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 3.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (a) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 3.1 and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents and (b) customary legal opinions reasonably acceptable to the Administrative Agent. Each issuance of Credit Agreement Refinancing Indebtedness incurred under this Section 2.28 shall be in an aggregate principal amount that is not less than $20,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Refinancing Loans and/or Other Refinancing Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. This Section 2.28 shall supersede any provisions in Sections 2.21 or 10.2 to the contrary.

Article III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1      Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)            The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, all fees payable on the Closing Date pursuant to the Fee Letters and, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and the Arrangers (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder.

(b)            The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)            a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii)          certified copies of the articles or certificate of incorporation (subject to Section 5.17), certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;

(iv)          a favorable written opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Lenders);

(v)            a certificate in the form of Exhibit 3.1(b)(v), dated as of the Closing Date and signed by a Responsible Officer, certifying that the conditions set forth in Sections 3.1(c), 3.2(a) and 3.2(b) have been satisfied;

(vi)          copies of the Historical Financial Statements;

(vii)         a certificate in the form of Exhibit 3.1(b)(vii), dated as of the Closing Date and signed by the chief financial officer of the Borrower, confirming that after giving effect to the funding of the Term A Loan and Revolving Loans and the consummation of the Related Transactions contemplated to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(viii)       (A) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties and their Subsidiaries and the Material Associated Practices, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Liens permitted under Section 7.2 and (B) a Perfection Certificate, duly completed and executed by the Borrower;

(ix)           a counterpart of the Guaranty and Security Agreement duly executed by each Loan Party;

(x)            so long as requested by the Administrative Agent at least ten (10) days before the Closing Date, at least three (3) Business Days prior to the Closing Date, all documentation and other information concerning the Loan Parties that the Arrangers reasonably determine are required by bank regulatory authorities under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

(xi)          subject to Section 5.17, certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to the Administrative Agent;

(xii)          a duly executed amendment to the AP-AMH Loan Agreement that extends the “Maturity Date” (as defined in the AP-AMH Loan Agreement) to be no earlier than the Maturity Date hereunder; and

(xiii)        (A) a copy of each Specified Acquisition R&W Insurance Policy and (B) subject to Section 5.17, a duly executed Collateral Assignment of Specified Acquisition R&W Insurance Policy (with respect to each Specified Acquisition R&W Insurance Policy); provided that, to the extent the assignment thereof requires the consent of the applicable insurer, the Borrower shall use commercially reasonable efforts to deliver such Collateral Assignment of Specified Acquisition R&W Insurance Policy.

(c)            Since December 31, 2023, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2      Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any Borrowing of (i) any Incremental Term Loans, which shall be subject to Section 2.23, (ii) any Extended Term Loans, which shall be subject to Section 2.27, (iii) any Other Refinancing Term Loans, which shall be subject to Section 2.28 or (iv) any Delayed Draw Term Loans, which shall be subject to Section 3.3) and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction (or waiver in accordance with Section 10.2) of the following conditions:

(a)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, unless such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects).

(c)           The Borrower shall have delivered to the Administrative Agent a Notice of Borrowing in accordance with the terms hereof.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a) and (b) of this Section.

Section 3.3      Conditions to Delayed Draw Term Loan. The obligation of each Delayed Draw Term Lender with a Delayed Draw Term Loan Commitment to make a Delayed Draw Term Loan to the Borrower on the occasion of the requested Borrowing thereof is subject to the Certain Funds Provisions and the satisfaction (or waiver by the Required Arrangers) of solely the following conditions precedent:

(a)            The Specified Acquisition shall be consummated substantially contemporaneously with the Borrowing of the Delayed Draw Term Loan on the DDTL Funding Date, in accordance in all material respects with the terms of the Specified Acquisition Agreement, without giving effect to any modifications, amendments, supplements, consents or waivers by the Borrower (or any of its affiliates) thereto that are materially adverse to the interests of the Delayed Draw Term Lenders without the prior consent of the Required Arrangers, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any reduction in the purchase price of, or consideration for, the Specified Acquisition under the Specified Acquisition Agreement shall be deemed to be not materially adverse to the interests of the Delayed Draw Term Lenders so long as any reduction (i) is not greater than 10% of the purchase price and (ii) shall reduce the amount of the Delayed Draw Term Loans on a dollar-for-dollar basis, (b) any waivers, modifications, consents or amendments to the definition of “Material Adverse Effect” as set forth in the Specified Acquisition Agreement shall be deemed to be materially adverse to the interests of the Delayed Draw Term Lenders and (c) any increase in the purchase price of, or consideration for, the Specified Acquisition under the Specified Acquisition Agreement shall be deemed to be materially adverse to the Delayed Draw Term Lenders if such increase is funded with Indebtedness).

(b)            The Specified Acquisition Refinancing shall be consummated (or substantially contemporaneously with the Borrowing of the Delayed Draw Term Loan on the DDTL Funding Date, shall be consummated).

(c)            Since the date of the Specified Acquisition Agreement, no Material Adverse Effect (as defined in the Specified Acquisition Agreement as in effect on the date thereof) shall have occurred and be continuing.

(d)           At the time of and immediately after giving effect to such Borrowing, (i) the Specified Representations shall be true and correct in all material respects (or, in the case of Specified Representations qualified by materiality or Material Adverse Effect, in all respects); and (ii) the Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof.

(e)            The Administrative Agent (or its counsel) shall have received the following (or, in the case of clause (v), the relevant actions shall have been taken):

(i)            a counterpart of a joinder to the Guaranty and Security Agreement signed by or on behalf of each Specified Acquisition Subsidiary to the extent required by the Loan Documents;

(ii)            a certificate of the Secretary or Assistant Secretary of each Specified Acquisition Subsidiary in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Specified Acquisition Subsidiary executing the Loan Documents to which it is a party;

(iii)          certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Specified Acquisition Subsidiary, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Specified Acquisition Subsidiary;

(iv)          a favorable written opinion of Latham & Watkins LLP, counsel to the Loan Parties, in customary form and addressed to the Administrative Agent and each of the Lenders, and covering such customary matters relating to the joinder of the Specified Acquisition Subsidiaries, the Loan Documents delivered in connection therewith and the transactions contemplated therein (which opinions will expressly permit reliance by permitted successors and assigns of the Lenders);

(v)          subject to the Certain Funds Provisions, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral shall have been taken;

(vi)          a certificate substantially in the form of Exhibit 3.1(b)(v), dated as of the DDTL Funding Date and signed by a Responsible Officer, certifying that the conditions set forth in subsection (a) through (d) of this Section have been satisfied;

(vii)         a certificate substantially in the form of Exhibit 3.1(b)(vii), dated as of the DDTL Funding Date and signed by the chief financial officer of the Borrower or any other qualified or appropriate officer of the Borrower, confirming that after giving pro forma effect to the funding of the Delayed Draw Term Loan, the consummation of the Specified Acquisition and the related transactions contemplated to occur on such date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(viii)        the Specified Acquisition Required Information; and

(ix)          so long as requested by the Administrative Agent at least ten (10) Business Days prior to the DDTL Funding Date, at least three (3) Business Days prior to the DDTL Funding Date, all documentation and other information concerning the Loan Parties that the Arrangers reasonably determine are required by bank regulatory authorities under or in respect of applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower.

(f)            The Borrower shall have delivered to the Administrative Agent a Notice of Delayed Draw Term Loan Borrowing in accordance with the terms of Section 2.5(c).

Notwithstanding anything to the contrary herein, in the Specified Acquisition Agreement, in any other Loan Document, or in any other document, instrument, agreement or undertaking concerning the Specified Acquisition to the contrary, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the DDTL Funding Date (other than (i) the perfection of a security interest in the equity interests issued by the Borrower’s Subsidiaries that are owned by any Loan Party (to the extent required to be pledged pursuant to the Loan Documents) with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate representing such interests, together with stock powers or similar instruments of transfer endorsed in blank (provided, that such stock certificates and related stock powers in respect of the Acquired Equity Interests (as defined in the Specified Acquisition Agreement) and their applicable Subsidiaries will be required to be delivered within ten (10) Business Days following the DDTL Funding Date), and (ii) the perfection of a security interest in respect of any assets of any Loan Party with respect to which a lien may be perfected by the filing of Uniform Commercial Code financing statements) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding of the Delayed Draw Term Loan on the DDTL Funding Date, but instead shall be required to be provided and/or perfected within ninety (90) days after the DDTL Funding Date (or such longer period as may be agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably (the “Certain Funds Provisions”).

Section 3.4      Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders.

Section 3.5      Effect of Amendment and Restatement. The parties hereto agree that, upon this Agreement becoming effective pursuant to Section 3.1, the following shall be deemed to occur or exist automatically, without further action by any party hereto or otherwise: (i) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (ii) all “Loans” (as defined in the Existing Credit Agreement) and other “Obligations” (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement shall in all respects be continuing and shall be deemed to be Loans and Obligations outstanding hereunder on the terms set forth herein (and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder); provided that the Existing Loans may be reallocated between tranches (e.g., “Revolving Loans” of the Existing Lenders that are outstanding immediately before giving effect to the amendment and restatement on the Closing Date may be reclassified as “Term A Loans” under this Agreement) in order to give effect to the Commitments and Loans described in this Agreement; (iii) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and the Administrative Agent; and (iv) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other “Loan Document” as defined therein shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or such other Loan Document at any time prior to the Closing Date. This Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other “Loan Document” as defined therein or affect the relative priorities of such Liens, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrower. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Existing Lenders or the Administrative Agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby.

Article IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants, both before and after giving effect to the Related Transactions, to the Administrative Agent, each Lender and each Issuing Bank as follows (provided, however, that any representation and warranty made with respect to any Associated Practice by the Borrower pursuant to this Article IV shall be deemed to be made subject to the Knowledge of the Borrower and it being further acknowledged and agreed that each such representation and warranty is made (i) only to the extent that there is an express reference to an Associated Practice in such representation and warranty and (ii) by the Borrower and not any Associated Practice):

Section 4.1      Existence; Power.

(a)            The Borrower, each of its Subsidiaries and each Associated Practice (i) is (A) duly organized, validly existing and (B) in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b)            The Borrower and each of its Subsidiaries has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

Section 4.2      Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3      Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Transaction Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents. To the Knowledge of the Borrower, each of the Borrower’s, its Subsidiaries’ and Associated Practices’ employees and contractors providing professional medical services to patients is, and has at all times during the past three (3) years been, while servicing in such capacity under employment of or contract with the Borrower, any other Loan Party or any Associated Practices, (i) duly licensed and certified (as and where required) by each regulatory body having jurisdiction over services rendered by such Person and (ii) eligible (as and where required) to participate in Third Party Payor Programs, except to the extent that such failure to be licensed, certified or eligible, as the case may be, would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

Section 4.4      Financial Statements. The Borrower has furnished the Historical Financial Statements to the Administrative Agent. The Historical Financial Statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statements. Since December 31, 2023, there have been no changes with respect to the Borrower and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5      Litigation and Environmental Matters.

(a)            No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the Knowledge of the Borrower, threatened in writing against or affecting the Borrower, any of its Subsidiaries or any Associated Practice (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which would reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document or any other Related Transaction Document.

(b)           Except for the matters set forth on Schedule 4.5, none of the Borrower, any of its Subsidiaries nor any Associated Practice (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in the case of each of clauses (i), (ii), (iii) and (iv), which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.6      Compliance with Laws and Agreements. The Borrower, each of its Subsidiaries and each Associated Practice is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case of the foregoing clauses (a) and (b), where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.7      Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) other than in the case of any Regulated Entity, otherwise subject to any other regulatory scheme limiting its ability to borrow money or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8      Taxes. The Borrower, its Subsidiaries, the Associated Practices and each other Person for whose taxes the Borrower, any of its Subsidiaries or any Associated Practice could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower, such Subsidiary or such Associated Practice, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) where failure to file or pay, as applicable, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.9      Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10      ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not reasonably be expected to have a Material Adverse Effect, there exists no Unfunded Pension Liability with respect to any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the Knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect, except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect to the Borrower or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

Section 4.11      Ownership of Property; Insurance.

(a)            As of the Closing Date, each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or other right to occupy, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited Historical Financial Statements or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries taken as a whole are valid and subsisting and are in full force.

(b)            Each of the Borrower, its Subsidiaries and the Associated Practices, as the case may be, owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower, its Subsidiaries and the Associated Practices, as the case may be, does not infringe in any material respect on the rights of any other Person, except, in each case, in any manner to the extent that such failure to do so or such infringement would not reasonably be expected to result in a Material Adverse Effect.

(c)            The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower (other than any captive insurance subsidiary), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12      Disclosure.

(a)            The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower, each of its Subsidiaries and each Associated Practice is subject, and all other matters known to any of them, that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the lender presentation nor any of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information (other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material.

(b)            As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.13      Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower, any of its Subsidiaries or any Associated Practice, or, to the Borrower’s Knowledge, threatened in writing against or affecting the Borrower, any of its Subsidiaries or any Associated Practice, and no significant unfair labor practice charges or grievances are pending against the Borrower, any of its Subsidiaries or any Associated Practice, or, to the Borrower’s Knowledge, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower, any of its Subsidiaries or any Associated Practice pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower, any such Subsidiary or any such Associated Practice, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.14      Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15      Solvency. As of the Closing Date, after giving effect to the execution and delivery of the Loan Documents and the other Related Transaction Documents, the making of the Loans under this Agreement and the consummation of the other Related Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.16      [Reserved].

Section 4.17      Collateral Documents.

(a)            The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement constitute fully perfected Liens (to the extent that such Liens may be perfected by the filing of a UCC financing statement when such UCC financing statements in the appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Pledged Securities (as defined in the Guaranty and Security Agreement) are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, and upon the taking of possession or control by the Administrative Agent of any such certificates evidencing Capital Stock with respect to which a security interest may be perfected by possession or control, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC, subject to Liens permitted by Section 7.2.

(b)            When, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, together (where applicable) with financing statements in appropriate form filed in the offices required pursuant to the Guarantee and Security Agreement, the Liens created by Guaranty and Security Agreement shall constitute fully perfected Liens on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, subject to Liens permitted by Section 7.2.

(c)            Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Material Real Estate of such Loan Party covered thereby, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and (as applicable) security interest in, all right, title and interest of such Loan Party in such Material Real Estate, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.

(d)            No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.

Section 4.18      Associated Practice Documents. The Associated Practice Documents remain in full force and effect and no default or event of default has occurred thereunder.

Section 4.19      [Reserved].

Section 4.20      Sanctions and Anti-Corruption Laws.

(a)            None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)            Borrower, its Subsidiaries and their respective directors, officers and employees and, to the Knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

(c)            No proceeds of the Loans, any Letter of Credit or any Borrowing hereunder will be used by the Borrower or any of its Subsidiaries directly or, to the Knowledge of the Borrower, indirectly, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except to the extent licensed or otherwise approved by OFAC.

Section 4.21      Affected Financial Institutions. Neither the Borrower nor any Subsidiary is an Affected Financial Institution.

Section 4.22      Healthcare Matters. Except as set forth on Schedule 4.22:

(a)            The Borrower, each of its Subsidiaries and each Associated Practice is in compliance with the requirements of all applicable Healthcare Laws, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Borrower, there is no action pending against, received by or threatened in writing against the Borrower, its Subsidiaries or any Associated Practice which relates in any way to a violation of any Healthcare Law, except for such violations which would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Borrower, its Subsidiaries or any Associated Practice is a party to any corporate integrity agreements or has any ongoing reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

(b)            To the Knowledge of the Borrower, all Persons employed by or engaged as an independent contractor by the Borrower, its Subsidiaries or any Associated Practice possesses all licenses, permits, and authorizations that are required by any Governmental Authority or Requirement of Law to permit such Person to provide the services they provide for such Loan Party, Subsidiary or Associated Practice, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.23      Use of Proceeds. Each Borrowing and each request for a Letter of Credit hereunder will be used solely for the purposes permitted hereunder.

Article V

AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower covenants and agrees with the Lenders that:

Section 5.1      Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (for distribution to the Lenders):

(a)            as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower (or if the Borrower is no longer required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 120 days after the end of each Fiscal Year) (commencing with the Fiscal Year ending December 31, 2024), a copy of the annual audited report for such Fiscal Year for the Borrower, containing a consolidated balance sheet of the Borrower as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and together with a report by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” qualification, exception or explanation and without any qualification or exception as to the scope of such audit (other than any “going concern” or similar qualification, exception or explanation related to the maturity or refinancing of any Indebtedness or the anticipated or actual breach of any financial covenant)) stating that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event within 45 days (or if the Borrower is no longer required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, then 60 days after the end of each Fiscal Quarter) after the end of each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter of each Fiscal Year) (commencing with the Fiscal Quarter ending March 31, 2025), an unaudited consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c)            concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)            as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2025), forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(e)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)            promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements and periodic and other reports, proxy statements and other materials referred to in clauses (a), (b) and (e) above upon the filing of such reports with the Securities and Exchange Commission.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.2      Notices of Material Events.

(a)            The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) prompt (and, in any event, not later than five (5) Business Days after a Responsible Officer becomes aware thereof, other than in the case of clause (iv) below) written notice of the following:

(i)            the occurrence of any Default or Event of Default;

(ii)           the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice (including, without limitation, any of the foregoing that (x) seeks injunctive or similar relief or (y) alleges potential or actual violations of any Healthcare Law by the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice) that would reasonably be expected to result in a Material Adverse Effect;

(iii)          the occurrence of any event or any other development by which the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case of the foregoing clauses (A) through (D) which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(iv)          promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice or any ERISA Affiliate (A) knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower, in each case of the foregoing clauses (A) and (B), which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(v)           the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(vi)          any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification;

(vii)         (A) receipt by the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice of any notification, through letter or otherwise, of a potential investigation relating to submission of claims to Third Party Payor Programs by the Borrower, any of its Subsidiaries or any Associated Practice which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; (B) the voluntary disclosure by the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary, any Governmental Authority or any state’s Medicaid program of a potential material overpayment matter involving the submission of claims to such payor; or (C) receipt by the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice of any written notice from a Governmental Authority that the Borrower, any of its Subsidiaries or any Associated Practice is subject to a civil or criminal investigation, inquiry or audit involving and/or related to its compliance with Healthcare Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(viii)        receipt by the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any Associated Practice from any Governmental Authority notice of the imposition of any forfeiture or the designation of a hearing that could result in the expiration, termination, revocation, impairment or suspension of any Healthcare Permit that would reasonably be expected to have a Material Adverse Effect;

(ix)          any material defaults or termination received from any Material Associated Practice, or given by any Loan Party to any Associated Practice, under any Associated Practice Document; and

(x)            any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)            The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) the following:

(i)            notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which tangible Collateral with a book value or fair market value in excess of $5,000,000 owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization, in each case, within 30 days after such change (or such longer period as the Administrative Agent may agree in its reasonable discretion); and

(ii)            as soon as available and in any event within 30 days after receipt thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion), a copy of any environmental report or site assessment obtained by or for the Borrower or any of its Subsidiaries after the Closing Date on any Material Real Estate.

Section 5.3      Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to (i) preserve, renew and maintain in full force and effect its legal existence and (ii) preserve, renew and maintain its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4      Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to (and, to the extent permitted by applicable law, use commercially reasonable efforts to cause the Material Associated Practices to), comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Healthcare Laws, Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.5      Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all material taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien (other than a Lien otherwise permitted under Section 7.2), but excluding any Indebtedness described under Section 8.1(f)) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6      Books and Records. The Borrower will, and will cause each of its Subsidiaries to (and, to the extent permitted by applicable law, use commercially reasonable efforts to cause the Material Associated Practices to), keep proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 5.7      Visitation and Inspection; Lender Meetings.

(a)            The Borrower will, and will cause each of its Subsidiaries to (and, to the extent permitted by applicable law, use commercially reasonable efforts to cause the Material Associated Practices to), permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (i) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one (1) such visit and inspection in any Fiscal Year; (ii) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply; and (iii) any such inspection and examination, copies and discussions shall not be permitted to the extent it would violate confidentiality agreements or result in a loss of attorney-client privilege or claim of attorney work product so long as the Borrower notifies the Administrative Agent of such limitation and the reason therefor.

(b)            The Borrower will participate in annual meetings with the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent, including via conference call) at such time as may be reasonably agreed to by the Borrower and the Administrative Agent. The Borrower will provide reasonable advance notice and an invitation to the Administrative Agent and the Lenders to each earnings call, if any. It is understood and agreed that the Borrower’s establishment of earnings calls on an annual or more frequent basis to which the Administrative Agent and the Lenders are invited shall discharge its obligations to participate in annual meetings with the Administrative Agent and the Lenders.

Section 5.8      Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to (and, to the extent permitted by applicable law, use commercially reasonable efforts to cause the Material Associated Practices to), (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, force majeure, casualty and condemnation events excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries and the Associated Practices, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of and required by the Real Estate Documents) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to the Administrative Agent at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower, its Subsidiaries and the Material Associated Practices in accordance with this Section (and if requested by the Administrative Agent a copy of any policy referenced therein if not already delivered), and (c) solely with respect to any such insurance held by the Borrower and its Subsidiaries, at all times shall name the Administrative Agent as additional insured on all general liability policies of the Borrower and its Subsidiaries and as lender loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries; provided that, (x) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall not make more than two requests for a certificate pursuant to clause (b)(ii) of this Section in any Fiscal Year and (y) if an Event of Default has occurred and is continuing, the limitation on the number of requests for such a certificate shall no longer apply.

Section 5.9      Use of Proceeds; Margin Regulations.

(a)            The Borrower will use the proceeds of the Term A Loan and the Revolving Loans funded on the Closing Date to (i) refinance certain Indebtedness of the Borrower and its Subsidiaries (including all Indebtedness under the Existing Credit Agreement to the extent described herein), (ii) pay transaction costs and expenses arising in connection with this Agreement and (iii) provide for working capital, capital expenditures and other general corporate purposes.

(b)            The Borrower will use the proceeds of the Revolving Loans funded after the Closing Date to (i) finance future Permitted Acquisitions and Investments (in each case, solely to the extent permitted hereunder) and (ii) provide for working capital needs, capital expenditures, and for other general corporate purposes or any other purpose permitted under this Agreement.

(c)            The Borrower will use the proceeds of the Delayed Draw Term Loans funded after the Closing Date solely to finance the Specified Acquisition and pay related transaction fees and expenses incurred in connection therewith.

(d)            All Letters of Credit will be used for general corporate purposes.

(e)            Notwithstanding anything to the contrary contained herein, no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.10      Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11      Cash Management.      The Loan Parties and their Subsidiaries shall maintain all cash management and treasury business with Truist Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts.

Section 5.12      Additional Subsidiaries and Collateral.

(a)            In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary (other than an Excluded Subsidiary), whether pursuant to formation, Acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof, (y) within 30 days after such Person becomes a Subsidiary (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall (i) cause such Subsidiary to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (to the extent required by the Collateral Documents) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) cause such Subsidiary to grant Liens in favor of the Administrative Agent in all fee ownership interests in all Material Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as required under Section 5.13 (within the time period set forth therein) and (iii) cause such Subsidiary to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 (within the time period set forth therein) with respect to any Material Real Estate. In addition, within 45 days after the date any Person becomes a Subsidiary (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion), the Borrower shall, or shall cause the applicable Loan Party to (A) to the extent required by the Guaranty and Security Agreement, pledge all of the Capital Stock of such Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (B) solely with respect to Capital Stock in certificated form, deliver the original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank. For the avoidance of doubt, notwithstanding the foregoing grace periods, the Specified Acquisition Subsidiaries shall be required to execute a joinder to the Guaranty and Security Agreement on the DDTL Funding Date in accordance with Section 3.3(e)(i).

(b)            If, at any time and from time to time after the Closing Date, Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the definition of “Immaterial Subsidiary” comprise in the aggregate more than 7.5% of Consolidated Total Assets or more than 7.5% of Consolidated EBITDA, in each case, as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(b), then the Borrower shall, not later than five (5) Business Days after the date by which financial statements for such Fiscal Quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Subsidiaries as no longer being an “Immaterial Subsidiary” (to the extent that, as a result of such designation, the remaining Immaterial Subsidiaries constitute less than each of the thresholds set forth in this subsection (d) in the aggregate) and (ii) comply with the provisions of subsection (a) of this Section applicable to each such Subsidiary (subject to the time periods set forth in this Section 5.12 which shall run from the date that any Subsidiary is so designated as no longer being an Immaterial Subsidiary hereunder).

(c)            The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority (subject to Liens expressly permitted by Section 7.2) perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party.

Section 5.13      Additional Real Estate. If any Loan Party acquires any Material Real Estate after the Closing Date, it shall deliver (i) to the Administrative Agent (for distribution to each Lender), at least 15 Business Days (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) in advance of signing of any Mortgage with respect to such Material Real Estate, the Real Estate Documents described in clause (B) of the definition thereof and (ii) to the Administrative Agent, within 90 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after the acquisition thereof, all other Real Estate Documents with respect to such Material Real Estate.

Section 5.14      Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15      Healthcare Matters. The Borrower will, and will cause each of its Subsidiaries to (and, to the extent permitted by applicable law, use commercially reasonable efforts to cause the Associated Practices to), (i) comply in all material respects with all applicable Healthcare Laws relating to the operation of its business, (ii) obtain, maintain and timely renew all material Healthcare Permits required in the proper conduct of its business, (iii) keep and maintain all records required to be maintained by any Governmental Authority or under any Healthcare Law and (iv) maintain a corporate and health care regulatory compliance program that addresses the requirements of Healthcare Laws, in each case of the foregoing clauses (i) through (iv), except where the failure to comply, obtain, keep and maintain would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.16      Associated Practice Documents.

(a)            The Borrower will, and will cause each of its Subsidiaries to, enforce all of its rights under each Associated Practice Document, in each case, where the failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, subject to limitations, in the reasonable judgment of Borrower, in consultation with its healthcare counsel, under applicable Healthcare Laws; provided that any management fees payable under any Associated Practice Document may be subordinated and/or the payment of such management fees may be deferred, in each case, to the extent that the Borrower in good faith deems it advisable in order to satisfy any regulation by any Governmental Authority having jurisdiction over the parties to such Associated Practice Document.

(b)            Subject to Section 5.17, the Borrower will, and will cause each of its Subsidiaries to, deliver and collaterally assign to the Administrative Agent each Associated Practice Document entered into after the Closing Date, for the benefit of the Secured Parties, pursuant to a Collateral Assignment, subject to any limitations under applicable law, to be delivered to the Administrative Agent within twenty-one (21) days (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion) after the applicable Associated Practice Document is entered into.

Section 5.17      Post-Closing Obligations. The Borrower shall satisfy the requirements set forth on Schedule 5.17 and deliver to the Administrative Agent satisfactory evidence of the same, on or before the date specified for such requirement (or such later date as may be agreed in writing to by the Administrative Agent in its sole discretion).

Article VI

FINANCIAL COVENANTS

Until the Payment in Full of the Obligations, the Borrower covenants and agrees with the Lenders that:

Section 6.1      Consolidated Total Net Leverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on June 30, 2025, a Consolidated Total Net Leverage Ratio of not greater than (x) for each Fiscal Quarter ending prior to March 31, 2027, 5.00:1.00 and (y) for the Fiscal Quarter ending March 31, 2027 and for each Fiscal Quarter ending thereafter, 4.50:1.00.

Section 6.2      Consolidated Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on June 30, 2025, a Consolidated Interest Coverage Ratio of not less than 2.50:1.00.

Article VII

NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower covenants and agrees with the Lenders that:

Section 7.1      Indebtedness and Disqualified Stock. The Borrower will not, and will not permit any of its Subsidiaries to and, to the extent permitted by applicable law, the Borrower will use commercially reasonable efforts to cause the Material Associated Practices not to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness created pursuant to the Loan Documents;

(b)            Indebtedness existing on the Closing Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)            Indebtedness of the Borrower, any of its Subsidiaries or any Material Associated Practice incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancings or replacement, other than in an amount not to exceed unpaid interest and fees and expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of all such Indebtedness does not exceed the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $40,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $60,000,000) at any time outstanding;

(d)            Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(e)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)            Indebtedness of any Person which becomes a Subsidiary or Material Associated Practice after the date of this Agreement and Indebtedness relating to assets acquired by the Borrower or any of its Subsidiaries or any Material Associated Practice after the date of this Agreement (such Indebtedness, “Assumed Indebtedness”); provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, and (ii) the aggregate principal amount of all Assumed Indebtedness permitted hereunder shall not exceed $50,000,000 at any time outstanding;

(g)            Indebtedness consisting of Investments to the extent permitted by Section 7.4(j), (k), (l), or (m);

(h)            Indebtedness of any Associated Practice to a Loan Party or a Material Associated Practice;

(i)            Hedging Obligations permitted by Section 7.10 and Bank Product Obligations;

(j)            unsecured Indebtedness arising from agreements of the Borrower, any of its Subsidiaries or any Material Associated Practice providing for indemnification, adjustment of purchase price, working capital adjustments or similar other deferred purchase price consideration (including earn-out obligations), in each case, whether or not evidenced by a note and/or whether contingent or otherwise, and incurred or assumed in connection with any Permitted Acquisition or any other Investment permitted under this Agreement;

(k)            Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the ordinary course of business;

(l)            Indebtedness in respect of (i) netting services, overdraft protections and otherwise in connection with deposit accounts, (ii) Bank Products or (iii) arising in connection with the endorsement of instruments for deposit, in each case, to the extent incurred in the ordinary course of business;

(m)            obligations in respect of surety, stay, customs and appeal bonds, bid or performance bonds and performance and completion guaranties and obligations of a like nature (including letters of credit-related thereto), worker’s compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, trade contracts, governmental contracts and leases, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;

(n)            to the extent constituting Indebtedness, deposits and advance payments received from customers in the ordinary course of business consistent with past practices;

(o)            to the extent constituting Indebtedness, bonus or other deferred compensation arrangements with respect to officers, directors, employees or consultants of the Borrower, any of its Subsidiaries or any Material Associated Practice solely in their capacities as such that is paid in the ordinary course of business and consistent with past practices;

(p)            non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness otherwise permitted under this Section 7.1;

(q)            Indebtedness of any Regulated Entity owing to any Loan Party;

(r)            Indebtedness attributable to the Specified Sale Leaseback Transaction;

(s)            Indebtedness pursuant to the AP-AMH Loan Documents and the AP-AMH 2 Loan Documents;

(t)            other Indebtedness of the Borrower, any of its Subsidiaries or any Material Associated Practice in an aggregate principal amount not to exceed the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $40,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $60,000,000) at any time outstanding;

(u)            other unsecured Indebtedness of any Loan Party (not including, for the avoidance of doubt, APC, any other Associated Practice or any Subsidiary that is not a Loan Party) so long as (i) before and after giving effect to the incurrence of any such unsecured Indebtedness, no Default or Event of Default has occurred and is continuing, (ii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer demonstrating that after giving effect to the proposed incurrence and/or funding, the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis, is less than 4.40:1.00, (iii) the maturity date of such unsecured Indebtedness is no earlier than 91 days after the latest Maturity Date hereunder and (iv) the restrictions and covenants set forth in any documentation evidencing such unsecured Indebtedness are not, when taken as a whole, materially more favorable (as reasonably determined in good faith by the Borrower) to the lenders providing such Indebtedness than those applicable to the Term Facilities (except for covenants or other provisions applicable only to periods after the Maturity Date, closing date conditions, fees, interest rate and other economic terms) than those in effect under this Agreement at the time of incurrence of such Indebtedness;

(v)            Incremental Equivalent Debt so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Incremental Equivalent Debt”, (ii) no Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the incurrence of such Indebtedness; provided that, solely with respect to any such Indebtedness incurred in connection with a Limited Condition Acquisition, at the Borrower’s election, such requirement shall be limited to the absence of an Event of Default on the LCA Test Date when the commitments for such Indebtedness are issued and no Specified Event of Default as of the date such Limited Condition Acquisition is consummated and such Indebtedness is funded, and (iii) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer demonstrating that after giving effect to the proposed incurrence and/or funding, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, on a Pro Forma Basis, is less than the applicable ratio provided for in in Section 2.23(a)(i); and

(w)            Indebtedness (if any) assumed as part of the Specified Acquisition and set forth on the Disclosure Schedules to the Specified Acquisition Agreement; provided that, the aggregate principal amount of such assumed Indebtedness under this Section 7.1(w) shall not exceed $5,000,000.

The Borrower will not, and will not permit any Subsidiary to, issue any Disqualified Capital Stock.

Section 7.2      Liens. The Borrower will not, and will not permit any of its Subsidiaries to and, to the extent permitted by applicable law, the Borrower will use commercially reasonable efforts to cause the Material Associated Practices not to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)            Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;

(b)            Permitted Encumbrances;

(c)            Liens on any property or asset of the Borrower, any of its Subsidiaries or any Material Associated Practice existing as of the Closing Date and set forth in Schedule 7.2; provided that such Liens shall not apply to any other property or asset of such Person;

(d)            purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 270 days after the acquisition or the completion of the construction or improvements thereof (or, in the case of an extension, refinancing, replacement or renewal, at the time of such extension, refinancing, replacement or renewal), (iii) such Lien does not extend to any other asset (other than accessions thereto and reasonable extensions thereof and the proceeds or products thereof (it being understood and agreed that the individual financings of the type described in Section 7.1(c) by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates)), and (iv) the Indebtedness secured thereby does not exceed the cost (including interests, fees and expenses) of acquiring, constructing or improving such fixed or capital assets;

(e)            any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower, any of its Subsidiaries or any Material Associated Practice, as the case may be; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or Material Associated Practice, as the case may be, or the date of such merger or the date of such acquisition (other than accessions thereto and reasonable extensions thereof and the proceeds or products thereof (it being understood and agreed that the individual financings of the type described in Section 7.1(c) by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates));

(f)            extensions, renewals, or replacements of any Lien referred to in subsections (b) through (e), (j) and (l) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (other than in an amount not to exceed unpaid interest and fees, and fees and expenses incurred in connection therewith) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(g)            Liens granted by any Material Associated Practice in favor of any Loan Party securing such Material Associated Practice’s obligations to such Loan Party pursuant to any Associated Practice Documents;

(h)            [reserved];

(i)            Liens granted pursuant to the AP-AMH Loan Documents and the AP-AMH 2 Loan Documents;

(j)            other Liens not specifically listed in this Section 7.2 securing other obligations in an aggregate amount not to exceed the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $40,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $60,000,000) at any time outstanding;

(k)            Liens securing Incremental Equivalent Debt in accordance with the requirements of the definition of “Incremental Equivalent Debt”; and

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

provided that notwithstanding anything to the contrary contained herein, at no time shall any Lien in favor of any Person (other than the Lien in favor of the Administrative Agent created under the Loan Documents and the Liens set forth in clause (k)) be permitted on any Collateral consisting of the Borrower’s interests and rights under (A) the AP-AMH Loan Documents, (B) the AP-AMH 2 Loan Documents, or (C) any other similarly structured Investment by any Loan Party (including any Future Approved Entity Investment) permitted hereunder.

Section 7.3      Fundamental Changes.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that in the case of the following clauses (i) and (v), if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:

(i)            the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person,

(ii)            any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving Person,

(iii)           any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party,

(iv)           any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is a Subsidiary Loan Party, the assets of such Subsidiary shall be distributed to the Borrower or a Subsidiary Loan Party,

(v)           subject to clause (ii), any Subsidiary may merge, dissolve or consolidate in connection with the consummation of any Permitted Acquisition or a disposition permitted by Section 7.6, and

(vi)           any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or another Subsidiary of the Borrower,

provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

Section 7.4      Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to and, to the extent permitted by applicable law, the Borrower will use commercially reasonable efforts to cause the Material Associated Practices not to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any capital contributions, loans or advances to, Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person (all of the foregoing being collectively called “Investments”), except:

(a)            Investments (other than Permitted Investments) existing as of the Closing Date (including Investments in Subsidiaries) and set forth on Schedule 7.4;

(b)            Permitted Investments;

(c)            Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)            Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate outstanding amount of Investments by the Loan Parties in or to, and any Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party pursuant to this Section 7.4(d) shall not at any time exceed, together with the aggregate amount of cash consideration paid or payable in respect of Permitted Acquisitions of Persons that do not become Loan Parties or assets that do not become owned by Loan Parties, the greater of (x) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $30,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $45,000,000) at any time outstanding;

(e)            loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $7,500,000 at any time outstanding;

(f)            Hedging Transactions permitted by Section 7.10;

(g)            loans to Associated Practices pursuant to any Associated Practice Documents;

(h)            the AP-AMH Loan Documents and the AP-AMH 2 Loan Documents;

(i)            Permitted Acquisitions;

(j)            Future Approved Entity Investments in an aggregate amount not to exceed $150,000,000 so long as (i) the Approved Entity substantially concurrently uses all of the proceeds of the Future Approved Entity Investment to acquire Capital Stock in or all or substantially all of the assets of APC or another Material Associated Practice pursuant to which the net economic benefit of such acquisition is wholly transferred to such Approved Entity through such Approved Entity’s ownership of the Capital Stock in or assets of APC or such other Material Associated Practice, (ii) the Administrative Agent receives collateral security in respect of such Investment that is substantially similar (and no less favorable to the Administrative Agent, including, for the avoidance of doubt, a Collateral Assignment and designation as an “additional secured party”) to the AP-AMH Loan or the AP-AMH 2 Loan, (iii) before and after giving effect to any such Future Approved Entity Investment, no Event of Default has occurred and is continuing and (iv) after giving effect to any such Future Approved Entity Investment, the Borrower is in pro forma compliance with each of the covenants set forth in Article VI as of the most recently ended Test Period (calculated on a Pro Forma Basis);

(k)            the Specified Acquisition;

(l)            Investments by (x) any Loan Party or any Subsidiary in or to one or more Associated Practices and (y) an Associated Practice in or to one or more other Associated Practices in an aggregate amount (collectively between clauses (x) and (y)) not to exceed the greater of (x) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $80,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $120,000,000) (exclusive of other Investments permitted in this Section 7.4) at any time outstanding so long as (i) before and after giving effect to any such Investment, no Event of Default has occurred and is continuing and (ii) the Borrower is in pro forma compliance with each of the covenants set forth in Article VI as of the most recently ended Test Period (calculated on a Pro Forma Basis); provided, that, to the extent the proceeds of an Investment permitted pursuant to clause (x) immediately above are used substantially concurrently to make an Investment under clause (y) immediately above, such Investments will be deemed to be a single Investment for purposes of the grower basket under this clause (l);

(m)            Investments by a Material Associated Practice in or to another Material Associated Practice;

(n)            [reserved];

(o)            [reserved];

(p)            [reserved];

(q)            to the extent constituting Investments, advances in respect of transfer pricing or cost-sharing arrangements (i.e., “cost-plus” arrangements) in the ordinary course of business;

(r)            the acquisition by APC of Capital Stock of the Borrower without consideration (to include, for example, receipt of Capital Stock of the Borrower as a result of a stock split);

(s)            Investments by APC or a Material Associated Practice in the Borrower in connection with a Future Approved Entity Investment;

(t)            other Investments which do not exceed the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $40,000,000(or after the consummation of the Specified Acquisition, the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $60,000,000) in the aggregate amount at any time outstanding;

(u)            Investments by a Loan Party in the Capital Stock of a Person that does not result in such Person becoming a “Subsidiary” of any Loan Party so long as (i) before and after giving effect to any such Investment, no Event of Default has occurred and is continuing and (ii) the aggregate amount of such Investments does not exceed $30,000,000 at any time outstanding;

(v)            Investments so long as (i) after giving effect to the proposed Investment on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is less than 3.25:1.00 and (ii) before and after giving effect to any such Investment no Event of Default has occurred and is continuing;

(w)           so long as no Event of Default then exists or would result therefrom, Investments made using the Available Amount;

(x)            Investments in California Regulated Entities to the extent required to (i) meet any regulatory requirements or (ii) comply with any applicable law, including any Healthcare Laws;

(y)            promissory notes and other non-cash consideration received in connection with asset dispositions permitted by Section 7.6;

(z)            Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(aa)      advances of payroll payments to employees in the ordinary course of business;

(bb)      Guarantees by the Borrower of leases (other than Capitalized Leases) or of other obligations of a Subsidiary of the Borrower that do not constitute Indebtedness, in each case, entered into in the ordinary course of business; provided that any such Guarantee shall be unsecured;

(cc)      Investments to the extent the consideration paid therefor consists solely of Capital Stock of the Borrower (other than Disqualified Capital Stock);

(dd)      Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(ee)      Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of any distributors, suppliers, licensors or licensees and in settlement of obligations of, or disputes with, any such Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; and

(ff)      Investments (if any) acquired as part of the Specified Acquisition and set forth on the Disclosure Schedules to the Specified Acquisition Agreement.

For purposes of determining the amount of any Investment (other than Investments made using the Available Amount) outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested). For the avoidance of doubt, any deferral of or subordination of management fees payable under any Associated Practice Document that is in good faith deemed advisable by the Borrower in order to satisfy any regulation by any Governmental Authority having jurisdiction over the parties to such Associated Practice Documents shall not constitute an Investment. Notwithstanding anything to the contrary in this Agreement, the exercise by any Loan Party of its rights under any Transfer Restriction Agreement shall not constitute an Investment.

Section 7.5      Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            dividends payable by the Borrower solely in interests of any class of its common equity;

(b)            any Subsidiary of the Borrower may declare and pay dividends or make other distributions to the Borrower or any Guarantor;

(c)            Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(d)            Restricted Payments in an amount not to exceed the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $40,000,000 (or after the consummation of the Specified Acquisition, the greater of (x) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (y) $60,000,000) so long as before and after giving effect to any such Restricted Payment, no Default or Event of Default has occurred and is continuing;

(e)            other Restricted Payments so long as (i) before and after giving effect to any such Restricted Payment, no Default or Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis after giving effect to any such Restricted Payment, the Consolidated Total Net Leverage Ratio is less than 2.75:1.00;

(f)            the Specified Share Repurchase so long as (i) before and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis after giving effect to such Restricted Payment, the Consolidated Total Net Leverage Ratio is less than 3.25:1.00;

(g)            the Borrower and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

(h)            the Borrower and its Subsidiaries may (x) repurchase Capital Stock to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Capital Stock represents a portion of the exercise price of such options, warrants or rights in respect thereof and (y) if such payments are made pursuant to a stock option plan or an incentive plan, make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of the Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Capital Stock;

(i)            in addition to the other Restricted Payments otherwise permitted under this Section 7.5, the Borrower and its Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount so long as (x) at the time of any such Restricted Payment, no Default or Event of Default shall exist or would result from such Restricted Payment and (y) the Borrower shall be in pro forma compliance with each of the covenants set forth in Article VI as of the most recently ended Test Period (calculated on a Pro Forma Basis); and

(j)            the refinancing of any Indebtedness that is subordinated to the Obligations; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (B) any such refinancing Indebtedness shall (x) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (y) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinated to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (z) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (C) such refinancing Indebtedness shall have the same obligors as the obligors in respect of the Indebtedness being refinanced.

Section 7.6      Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than a Loan Party (or to qualify directors if required by applicable law), except:

(a)            the sale or other disposition of obsolete or worn out property or other property not necessary for operations or no longer useful in the business disposed of in the ordinary course of business;

(b)            the sale or other disposition of inventory and Permitted Investments in the ordinary course of business;

(c)            the disposition of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)            (i) the non-exclusive license or sublicense, conveyance, sale or other transfer of intellectual property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties or pursuant to the Tradename Licensing Agreement; and (ii) the lapse or abandonment (including failure to maintain) of any intellectual property which, in the reasonable good faith determination of the Borrower or any of its Subsidiaries, is uneconomical to maintain, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no intellectual property that is material to the business of the Borrower and its Subsidiaries may be disposed of in reliance on this Section 7.6(d));

(e)            the disposition of cash or cash equivalents in the ordinary course of business;

(f)            the termination or assignment of leased office locations in the ordinary course of business;

(g)            the disposition of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(h)            the sale or other disposition of such assets in an aggregate amount based on the fair market value of such assets not to exceed $15,000,000 (or after the consummation of the Specified Acquisition, $22,500,000) in any Fiscal Year (with any unused amounts in any Fiscal Year carried forward to the immediately succeeding Fiscal Year);

(i)            so long as no Event of Default exists or would result therefrom, a Disposition of the Specified Acquisition Real Property pursuant to a Specified Sale Leaseback Transaction; provided that (i) such Disposition shall be for fair market value in a bona fide arm’s length transaction (as determined in the good faith judgment of the Borrower), (ii) the proceeds of such Disposition shall not exceed $150,000,000 in the aggregate, (iii) the Borrower shall be in pro forma compliance with each of the covenants set forth in Article VI as of the most recently ended Test Period (calculated on a Pro Forma Basis) and (iv) the Borrower or any of its Subsidiaries shall receive not less than 75% of the consideration from such Disposition in the form of cash or cash equivalents;

(j)            assets disposed of in connection with condemnation, eminent domain or insurance claims;

(k)            dispositions of property by the Borrower or any Subsidiary to the Borrower or any other Subsidiary (including any such disposition effected pursuant to a merger, amalgamation, consolidation, liquidation or dissolution); provided that if the transferor of such property is a Loan Party then the transferee thereof must either be a Loan Party or, to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.3 and any Indebtedness corresponding to such Investment must be permitted by Section 7.1;

(l)            leases, subleases, licenses or sublicenses of property (other than intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(m)           dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties as set forth in the relevant documents governing such joint ventures;

(n)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o)            the termination of any Hedging Obligation;

(p)            [reserved];

(q)            asset sales or other dispositions to Persons that are not the Borrower or a Subsidiary Loan Party (it being understood and agreed that no intellectual property that is material to the business of the Borrower and its Subsidiaries may be disposed of in reliance on this Section 7.6(q)); provided that, (i) at the time of such sale or other disposition, no Event of Default then exists or would arise therefrom, and (ii) the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or Permitted Investments or (y) real property (and improvements thereon related to one or more healthcare facilities) acquired in an exchange pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code (it being understood that for the purposes of clause (f)(ii)(x), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale or disposition and for which all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable disposition and (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $10,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value); and

(r)            dispositions (i) permitted by Section 7.3 and Section 7.5, (ii) constituting Investments permitted by Section 7.4 or (iii) constituting Liens permitted by Section 7.2.

Section 7.7      Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions or series of related transactions with, any of its Affiliates, except:

(a)            on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)            transactions between or among the Borrower and any Subsidiary not involving any other Affiliates;

(c)            (i) any transactions approved or permitted by the Borrower’s “Related Party Transaction Policy” and (ii) transactions that are made in the ordinary course of business, in each case, at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(d)            any transactions existing as of the Closing Date and set forth on Schedule 7.7;

(e)            (i) employment, severance and other compensatory arrangements between the Borrower and its Subsidiaries and their respective current or former officers, directors, members of management, consultants and employees in the ordinary course of business or as otherwise approved by the Borrower’s board of directors and (ii) transactions pursuant to equity award plans and employee benefit plans and arrangements, in each case solely to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries;

(f)            the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, members of management, consultants and employees of the Borrower and its Subsidiaries, to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person;

(g)            the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement;

(h)            issuances by the Borrower and its Subsidiaries of Capital Stock not prohibited hereunder;

(i)            payments to or from, and transactions with, joint venture entities in the ordinary course of business; and

(j)            any Restricted Payment permitted by Section 7.5.

Section 7.8      Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof, (v) the foregoing shall not apply to Excluded Subsidiaries or the Capital Stock of Excluded Subsidiaries, (vi) the foregoing shall not apply to restrictions under any Assumed Indebtedness to the extent relating solely to the applicable assets or Persons acquired after the Closing Date in connection with the assumption of such Indebtedness, (vii) the foregoing shall not apply to restrictions in leases of Real Estate binding upon the tenants thereunder (or guarantors thereof), (viii) the foregoing shall not apply to Indebtedness permitted under Section 7.1(u) or (v) to the extent the restrictions thereunder are no more restrictive, in any material respect, taken as a whole, than such restrictions contained herein, (ix) the foregoing shall not apply to customary restrictions in joint venture arrangements, provided that such restrictions are limited to the assets of such joint ventures and the Capital Stock of the Persons party to such joint venture arrangements, and (x) the foregoing shall not apply to customary non-assignment provisions in contracts entered into in the ordinary course of business, provided that such restrictions are limited to the assets subject to such contracts and the Capital Stock of the Persons party to such contracts.

Section 7.9      Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except that the Borrower and its Subsidiaries may consummate the Specified Sale Leaseback Transaction subject to the conditions set forth in Section 7.6(i).

Section 7.10      Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11      Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents, (b) any document governing any Material Indebtedness that is contractually subordinated in right of payment to the Obligations, (c) the AP-AMH Loan Documents, (d) the AP-AMH 2 Loan Documents, (e) any Associated Practice Documents between APC and a Loan Party or Alpha Care and a Loan Party (other than as may be required by applicable law) or (f) any other Associated Practice Documents that account for in excess of 10% of the total revenue of the Borrower and its Subsidiaries (other than as may be required by applicable law), in each case, in any manner materially adverse to the interests of the Lenders or the Administrative Agent (in their respective capacities as such); provided, that any management fees payable under any Associated Practice Document may be subordinated and/or the payment of such management fees may be deferred, in each case, to the extent deemed by the Borrower in good faith to be advisable in order to satisfy any regulation by any Governmental Authority having jurisdiction over the parties to such Associated Practice Document.

Section 7.12      Associated Practice Documents. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Management Services Agreement with any Associated Practice after the Closing Date unless:

(a)            Borrower shall have given Administrative Agent at least five (5) Business Days’ prior written notice (or such lesser notice as Administrative Agent may agree in its sole discretion) of any Loan Party entering into such Management Services Agreement and Borrower shall have delivered to Administrative Agent a copy of the draft Management Services Agreement prior to its execution and delivery;

(b)            the form of such Management Services Agreement shall be substantially similar to a form approved by Administrative Agent, which, in each case, shall provide that such Management Services Agreement is freely assignable or collaterally assignable to the Administrative Agent by such Loan Party, without any further consent of, or notice to, any other Person (including, without limitation, the Associated Practice party thereto); and

(c)            such fully executed Management Services Agreement is delivered and collaterally assigned to Administrative Agent pursuant to a Collateral Assignment within twenty-one (21) days (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion) following the execution of such Management Services Agreement.

Notwithstanding anything to the contrary in this Agreement, the Borrower and each other Loan Party shall be permitted to make such changes to the structure, contractual agreements, and other aspects of its relationship with any Associated Practice as it may deem in good faith in consultation with its healthcare counsel to be necessary to comply with applicable Requirements of Law or the Loan Documents.

Section 7.13      Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14      Sanctions and Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), any Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

Article VIII

EVENTS OF DEFAULT

Section 8.1      Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)            the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2(a)(i) or 5.3 (with respect to the Borrower’s legal existence) or Article VI or VII; or

(e)            (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1 or 5.2 (other than Section 5.2(a)(i)), and such failure shall remain unremedied for 15 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders, or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (d) and (e)(i) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(f)            (i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (excluding (i) any prepayment or redemption requirements in connection with a sale of assets that secures Material Indebtedness to the extent such Material Indebtedness is repaid in connection with such sale and (ii) any offer to prepay or redeem Indebtedness of any Person or securing any assets acquired in a Permitted Acquisition); or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedge Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(g)            the Borrower or any of its Material Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower or any of its Material Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            (i) an ERISA Event shall have occurred, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding the Threshold Amount, or (iii) there is or arises any potential Withdrawal Liability, in each case of the foregoing clauses (i) through (iii), which would reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect; or

(k)            any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount in excess of the Threshold Amount in the aggregate, to the extent not adequately covered by insurance as to which a solvent insurance company has not contested or denied coverage, shall be rendered against the Borrower or any of its Subsidiaries, and there shall be a period of 60 consecutive days during which (i) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) such judgment or order shall remain undischarged, unvacated or unbonded; or

(l)            any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)            a Change in Control shall occur or exist; or

(n)            any material provision of the Guaranty and Security Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(o)            any Lien purported to be created under any Collateral Document (with respect to a material portion of the Collateral) shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action within its control);

then, and in every such event (other than an event with respect to the Borrower described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, notwithstanding the foregoing, in the event that the Administrative Agent seeks to exercise remedies with respect to the pledge of 100% of the Capital Stock of APA ACO, Inc., the Administrative Agent shall have received CMS’ consent prior to exercising such remedies; provided further that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2      Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)            first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)            second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)            third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)            fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)            fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(f)            sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g)            seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Revolving Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Banks and the Revolving Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX

THE ADMINISTRATIVE AGENT

Section 9.1      Appointment of the Administrative Agent.

(a)            Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)            Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that such Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

(c)            It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2      Nature of Duties of the Administrative Agent . The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3      Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4      Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6      The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7      Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(b)            Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)            In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Banks and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as an Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8      Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses; provided that if the Administrative Agent is subsequently reimbursed by the Borrower or any other Loan Party for any such amounts, the Administrative Agent shall reasonably promptly refund to the applicable Lender the amount of any excess reimbursement.

Section 9.9      The Administrative Agent May File Proofs of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)            Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10      Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11      Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to effectuate the releases and subordination agreements contemplated by Section 10.24. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 10.24.

Section 9.12      No Other Duties; Designation of Additional Agents. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-sustainability structuring agent”, “co-syndication agent”, “joint lead arranger” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or except for the consent right of the Arrangers expressly set forth in Section 10.2(c) hereof. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13      Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14      Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Section 9.15      Erroneous Payments. (a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document, against any amount due to the Administrative Agent under clause (a) of this Section 9.15 or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) of this Section 9.15, from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article X

MISCELLANEOUS

Section 10.1      Notices.

(a)            Written Notices.

(i)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	Astrana Health, Inc. 1668 S. Garfield Avenue, 2nd Floor Alhambra, CA 91801 Attention: Chan Basho, CFO Email: [***] Telephone Number: [***]

With a copy to (for information purposes only):	Latham & Watkins LLP 355 South Grand Avenue #100 Los Angeles, CA 90071 Attention: Mark Morris; Jason Bosworth Email: [***]; [***]

To the Administrative Agent:	3333 Peachtree Road
Atlanta, GA 30326
Attention: Portfolio Manager – Astrana
Facsimile Number: [***]
With copies to (for information purposes only):	50 Hudson Yards 70th Floor New York, NY 10001 Attention: Jared Cohen – Astrana Email: [***]
and

Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Facsimile Number: [***]

and

Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Adam R. Monich, Esq.; Paul W. Hespel, Esq. Email: [***]; [***]
To the Issuing Banks:	Truist Bank
Attn: Standby Letter of Credit Dept.
303 Peachtree Street NE
3rd FL, Mail Code 803-05-25-60
Atlanta, GA 30308
Telephone: [***] Preferred Bank 601 South Figueroa Street, 47th Floor Los Angeles, CA 90017 [***]

To the Swingline Lender:	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Facsimile Number: [***]

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(ii)            Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b)            Electronic Communications.

(i)            Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii)          The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(c)            Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent or an Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(d)           All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(e)            Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

Section 10.2      Waiver; Amendments.

(a)            No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, subject to Section 2.16(b) no amendment, waiver or consent shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender;

(ii)            reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (it being agreed that the waiver of the Default Interest rate (or the imposition thereof) shall only require the consent of the Required Lenders), or reduce any fees or premiums payable hereunder, or permit the Borrower to assign its obligations under the Loan Documents, without the written consent of each Lender directly affected thereby; provided that, notwithstanding the foregoing, (A) any change to the calculation of any leverage ratio or the component definitions used therein shall not require the consent of each Lender directly affected thereby and shall only be subject to Required Lender approval and (B) only the Required Lenders shall be required to approve an ESG amendment in accordance with Section 10.23 that may reduce the Applicable Margin by no more than the ESG Sustainability Adjustment Limitations (i.e., no more than 5.0 basis points and the Applicable Percentage by no more than 1.0 basis point) in the event that the ESG SPTs are achieved;

(iii)           postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby; provided that (A) any change to the calculation of any leverage ratio or the component definitions used therein or (B) any waiver of Default Interest shall not require consent of each Lender directly affected thereby and shall only be subject to Required Lender approval;

(iv)          amend, modify or waive any provision of Section 2.21(b) or (c), Section 8.2 or this Section 10.2, or any other provision of this Agreement or other Loan Document that has the effect of altering or modifying the pro rata payment of Obligations (or pro rata sharing of Commitment reductions required thereby) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement that are permitted under this Agreement on the Closing Date which afford the protections to such additional extensions of credit of the type provided to the Term A Loan on the Closing Date or as contemplated by subclause (viii) below) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case, without the prior written consent of each Lender directly and adversely affected thereby;

(v)           change any of the provisions of this subsection (b) or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)           release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender;

(vii)         release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; or

(viii)        contractually subordinate, or have the effect of contractually subordinating, the payment priority of the Obligations or contractually subordinate, or have the effect of contractually subordinating, the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral to any other Indebtedness for borrowed money, without the written consent of each Lender directly and adversely affected thereby except (x) in connection with any “debtor in possession” financing; provided that any such financing is offered to all Lenders on a pro rata basis; provided, however, that if any such Lender does not accept an offer to provide its pro rata share of such financing within ten (10) Business Days of such offer being made, such Lender shall be deemed to have declined such offer), and (y) any Indebtedness that is expressly permitted under this Agreement as in effect on the Closing Date to be senior to, or secured by Liens on the Collateral on a senior basis to, the Lien securing, the Obligations;

provided, further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person and (y) no amendment, waiver or consent shall, unless signed by the Borrower and the Required Revolving Lenders, or the Borrower and the Administrative Agent with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders):

(1)            amend or waive compliance with the conditions precedent to the obligations of the Revolving Lenders to make any Revolving Loan or LC Disbursement;

(2)            amend or waive non-compliance with any provision of Section 2.12(d); or

(3)            change any of the provisions of this clause (y);

provided, further, that no such amendment, waiver or consent shall change the number or percentage contained in the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Revolving Lender.

(c)            Notwithstanding anything to the contrary herein, any amendment, waiver or consent with respect the conditions precedent set forth in Section 3.3 with respect to the Borrowing of Delayed Draw Term Loans shall be subject only to the consent of the Required Arrangers (but not, for the avoidance of doubt, any consent from the Required Lenders or any Delayed Draw Term Lender).

(d)            Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e)            Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f)            Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(g)            Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Collateral), or to grant a new Lien or give a new guaranty for the benefit of the Secured Parties or extend an existing Lien over additional property. Subject to the other provisions of this Section 10.2, the Administrative Agent shall enter into intercreditor agreements (and/or any supplements thereto) upon the request of the Borrower as contemplated by Section 10.17 solely to the extent such intercreditor agreement is reasonably acceptable to the Administrative Agent.

Section 10.3      Expenses; Indemnification.

(a)            The Borrower shall pay (i) all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable, documented fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable, documented fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates, (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket costs and expenses (which shall be limited, in the case of outside counsel, to the reasonable fees, charges and disbursements of one outside counsel to the Secured Parties, taken as a whole, any applicable local counsel required for the Secured Parties in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of an actual or perceived conflict of interest, one additional of each such counsel for each group of similarly situated Secured Parties)) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents including its rights under this Section, or (B) in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited to the reasonable and documented fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, any local counsel for the Indemnitees in any applicable jurisdiction and any special regulatory counsel (and, solely in the case of an actual or perceived conflict of interest, one additional of each such counsel for each group of similarly situated Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution, delivery of this Agreement, any other Loan Document, any Associated Practice Document or any agreement or instrument contemplated hereby or by any of the foregoing, the performance by the parties hereto, any Loan Party or any other Person of their respective obligations hereunder or under any of the foregoing or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) disputes solely among Indemnitees, other than any claims arising out of or resulting from any act or omission on the part of the Borrower or its Affiliates and other than any claims against the Arrangers or the Administrative Agent in their respective capacities as such or in their respective fulfilling of such roles. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            The Borrower shall pay, and hold the Administrative Agent, each Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)            To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.

(e)            To the extent permitted by applicable law, each party hereto hereby waives, and agrees not to assert, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)            All amounts due under this Section shall be payable within thirty (30) days after the Borrower’s receipt of written demand therefor (together with reasonable backup documentation). Notwithstanding the foregoing, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that an Indemnitee was not entitled to be indemnified pursuant to this Section 10.3, such Indemnitee will promptly repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section.

Section 10.4      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and Delayed Draw Term Loan Commitments and $5,000,000 with respect to Revolving Loans and Revolving Commitments and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis; provided that notwithstanding the foregoing (x) any assignment of a Lender’s Term A Loan shall be accompanied by a corresponding pro rata assignment of such Lender’s Delayed Draw Term Loan Commitments and (y) any assignment of a Lender’s Delayed Draw Term Loan Commitment shall be accompanied by a corresponding pro rata assignment of such Lender’s Term Loan A.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y)(1) in the case of an assignment of Term Loans or and Delayed Draw Term Loan Commitments, such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender or (2) in the case of an assignment of Revolving Commitments and/or Revolving Loans, such assignment is to a Revolving Lender or an Affiliate or Approved Fund thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)            the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments, in each case, unless such assignment is to a Revolving Lender or an Affiliate or Approved Fund thereof.

(iv)          Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v)           No Assignment to the certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons or Disqualified Institutions. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Disqualified Institution.

(vii)      Certain Additional Payments.      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Disqualified Institution, the Borrower, or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (excluding the right of any Participant to consent to changes in the calculation of any leverage ratio or the component definitions thereof); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (excluding the right of any Participant to consent to changes in the calculation of any leverage ratio or the component definitions thereof); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all of the guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” within the meaning of Section 5f.103-1(c) and proposed Section 1.63-5(b) of the United States Treasury Regulations for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(g) and (h) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Disqualified Institution, and shall not have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Disqualified Institution.

(h)            For the avoidance of doubt, the addition of any Person to the list of Disqualified Institutions shall solely apply prospectively and shall have no effect with respect to any assignment or participation that occurs or any Loans, Commitments or Revolving Credit Exposure acquired by such Person, in each case prior to the date such Person is added to the list of Disqualified Institutions.

Section 10.5      Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County, Borough of Manhattan, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction if necessary to enforce their rights against the Collateral in such jurisdiction (and the Loan Parties may respond and assert counter-claims) in any such action or proceeding.

(c)            The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6      WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7      Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall (A) provide promptly to the Administrative Agent and (B) use commercially reasonable efforts to provide promptly to the Lenders, in each case, a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or such Issuing Bank.

Section 10.8      Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9      Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10      Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11      Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of any information received from the Borrower, any of its Subsidiaries or any Associated Practice relating to the Borrower, any of its Subsidiaries or any Associated Practice or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower, any of its Subsidiaries or any Associated Practice, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any Issuing Bank or any such Lender including, without limitation, accountants, legal counsel, credit insurance providers, brokers and other advisors who need to know such information in connection with the Related Transactions and are informed of the confidential nature of such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners) (in which case, except with respect to any routine audit or examination conducted by accountants or any routine examination by any Governmental Authority, such disclosing party agrees to inform the Borrower reasonably promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, any of its Subsidiaries or any Associated Practice, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, and, in each case, their respective financing sources, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall exercise the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. Each Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize their engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, each Arranger may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

Section 10.12      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13      Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14      Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.

Section 10.15      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Arrangers, the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Arrangers, the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Arrangers, the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Arrangers, the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against any Arranger, the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16      [Reserved].

Section 10.17      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.18      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.20      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21      Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.22      Loans; Not Securities. The parties hereto acknowledge and agree that this Agreement evidences Loans, which are not (and are not intended to be treated as) securities.

Section 10.23      ESG Adjustments.

(a)            Prior to May 2, 2025, the Borrower, in consultation with the Co-Sustainability Structuring Agents, may in its sole discretion establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals, or identify certain external ESG ratings, of the Borrower (such indicators or ratings, “ESG KPI Metrics”), which ESG KPI Metrics shall be subject to annual thresholds or targets (in either case, such sustainability performance targets, or “ESG SPTs”). The Administrative Agent and the Borrower (each acting reasonably and in consultation with the Co-Sustainability Structuring Agents) may propose an amendment to this Agreement solely for the purpose of incorporating the ESG KPI Metrics, the ESG SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. The Co-Sustainability Structuring Agents shall carry out consultations with the Lenders and, by no later than the date which is fifteen (15) Business Days after the delivery of the ESG amendment to the Lenders, the Co-Sustainability Structuring Agents shall communicate the Lenders’ response on the ESG Amendment to the Borrower. Any such ESG Amendment shall become effective upon (i) the engagement by the Borrower of the Co-Sustainability Structuring Agents with respect to the ESG Amendment on terms and conditions to be mutually agreed between the Borrower and the Co-Sustainability Structuring Agents, and (ii) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrower, the Administrative Agent and Lenders comprising the Required Lenders. In the event that the Required Lenders do not consent to any such ESG Amendment, an alternative ESG Amendment may be proposed and effectuated, subject to the consents required pursuant to the immediately preceding sentence. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the ESG KPI Metrics and ESG SPTs, certain adjustments (decrease, or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the otherwise applicable Applicable Margin, Applicable Percentage and/or Applicable Ticking Fee Rate may be made; provided, that (i) the amount of such ESG Applicable Margin Adjustments shall not exceed decrease of 5.0 basis points per annum for Borrowings and, in the case of the Commitment Fee or the Delayed Draw Term Ticking, 1.0 basis point per annum for the Applicable Percentage or the Applicable Ticking Fee Rate, as applicable, in aggregate for all ESG KPI Metrics (the provisions of this proviso, the “ESG Sustainability Adjustment Limitations”). For the avoidance of doubt, the ESG Applicable Margin Adjustments shall not be cumulative year-over-year, shall apply on an annual basis only and shall not result in any increase to the otherwise applicable Applicable Margin, Applicable Percentage and Applicable Ticking Fee Rate. The ESG KPI Metrics, the Borrower’s performance against the ESG KPI Metrics, and any related ESG Applicable Margin Pricing Adjustments resulting therefrom will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the ESG KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Syndications and Trading Association, and as further amended, revised, or updated from time to time), including with respect to the calculation, certification, and measurement thereof. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin, Applicable Percentage or Applicable Ticking Fee Rate shall be subject only to the consent of the Borrower, the Administrative Agent, and the Required Lenders so long as such modification does not have the effect of increasing or decreasing the ESG Sustainability Adjustment Limitations set forth in the ESG Amendment by more or less than 5.0 basis points per annum on the Applicable Margin and/or, in the case of the Commitment Fee or Delayed Draw Term Ticking Fee, more or less than 1.0 basis point per annum on the Applicable Percentage or Applicable Ticking Fee Rate, as applicable.

(b)            Each party to this Agreement hereby agrees that the credit facilities described in this Agreement are not, and shall not, constitute sustainability-linked loans unless and until the effectiveness of any ESG Amendment.

(c)            Notwithstanding anything to the contrary contained in this Section 10.23, the failure to enter into an ESG Amendment shall not constitute a Default or Event of Default under this Agreement.

Section 10.24      Releases of Collateral. The Administrative Agent agrees with the Borrower that the Administrative Agent shall:

(a)            release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) subject to Section 10.2, when such property is sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if such release is approved, authorized or ratified in writing in accordance with Section 10.2 or (iv) when such property is subject to Liens permitted under Sections 7.2(d) (solely to the extent required by the holder of such Lien) and 7.2(e) and, to the extent relating to extensions, renewals or replacements of such Liens permitted under Section 7.2(d) or 7.2(e), in accordance with Section 7.2(f);

(b)            subject to Section 10.2, release any Subsidiary Loan Party from its obligations under the applicable Collateral Documents (including its Guarantee of the Obligations) (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if such Subsidiary becomes an Excluded Subsidiary in accordance with the terms hereof;

(c)            subject to Section 10.2, release any Lien on any Capital Stock of any Subsidiary that ceases to be a Subsidiary as a result of any transaction permitted hereunder; and

(d)            subject to Section 10.2, subordinate the Liens and security interests of the Administrative Agent on any Collateral to the extent contemplated by, and in accordance with the requirements of (including, without limitation, that any intercreditor agreement entered into in connection therewith be reasonably satisfactory to the Administrative Agent), Indebtedness permitted hereunder that is secured by Liens permitted by Section 7.2(d) or as otherwise permitted by Section 10.2(b)(viii);

in each case, upon delivery by the Borrower of a certificate of a Responsible Officer to the Administrative Agent requesting and certifying as to the grounds for such release or subordination pursuant to this Section 10.24, as applicable.

In each case as specified in this Section 10.24, the Administrative Agent is authorized by the Secured Parties and the Borrower and shall, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 10.24.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASTRANA HEALTH, INC.,
as the Borrower

By:	/s/ Brandon K. Sim
Name: Brandon K. Sim
Title: Chief Executive Officer and President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

TRUIST BANK,
as the Administrative Agent, an Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Jared Cohen
Name: Jared Cohen
Title: Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Ling Li
Name: Ling Li
Title: Executive Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Mike Tkach
Name: Mike Tkach
Title: Authorized Signatory

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Soojeong Kim
Name: Soojeong Kim
Title: Assistant Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

WELLS FARGO BANK N.A.,
as a Lender

By:	/s/ Ashley Griffith
Name: Ashley Griffith
Title: Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

CITY NATIONAL BANK,
as a Lender

By:	/s/ Eric Rezai
Name: Eric Rezai
Title: Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Managing Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

PREFERRED BANK,
as a Lender

By:	/s/ Samuel Leung
Name: Samuel Leung
Title: Senior Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Thomas Avery
Name: Thomas Avery
Title: Managing Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

FLAGSTAR BANK, N.A.,
as a Lender

By:	/s/ Christopher T. Kordes
Name: Christopher T. Kordes
Title: Senior Vice President

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of its payment described in Section 2.1(c) of this Agreement, from and after the Closing Date, it is no longer a party to this Agreement.

BMO BANK N.A.,
as a Departing Lender
(and solely with respect to Sections 2.1(b) and 2.1(c)
of this Agreement)

By:	/s/ Shikha Rehman
Name: Shikha Rehman
Title: Director

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of its payment described in Section 2.1(c) of this Agreement, from and after the Closing Date, it is no longer a party to this Agreement.

CATHAY BANK,
as a Departing Lender
(and solely with respect to Sections 2.1(b) and 2.1(c)
of this Agreement)

By:	/s/ Derek Wang
Name: Derek Wang
Title: Loan Portfolio Manager

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

The undersigned Departing Lender hereby acknowledges and agrees that, upon receipt of its payment described in Section 2.1(c) of this Agreement, from and after the Closing Date, it is no longer a party to this Agreement.

ROYAL BANK OF CANADA,
as a Departing Lender
(and solely with respect to Sections 2.1(b) and 2.1(c)
of this Agreement)

By:	/s/ Sean Young
Name: Sean Young
Title: Authorized Signatory

ASTRANA HEALTH, INC. SECOND AMENDED AND RESTATED CREDIT AGREEMENT SIGNATURE PAGE

SCHEDULE I

Applicable Margin, Applicable Percentage and Applicable Ticking Fee Rate

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Applicable Percentage and Applicable Ticking Fee Rate
I	Less than 0.75:1.00	1.25% per annum	0.25% per annum	0.175% per annum
II	Less than 1.50:1.00 but greater than or equal to 0.75:1.00	1.50% per annum	0.50% per annum	0.200% per annum
III	Less than 2.25:1.00 but greater than or equal to 1.50:1.00	1.75% per annum	0.75% per annum	0.200% per annum
IV	Less than 3.00:1.00 but greater than or equal to 2.25:1.00	2.00% per annum	1.00% per annum	0.250% per annum
V	Less than 3.75:1.00 but greater than or equal to 3.00:1.00	2.25% per annum	1.25% per annum	0.300% per annum
VI	Greater than or equal to 3.75:1.00	2.50% per annum	1.50% per annum	0.350% per annum

SCHEDULE II

Commitments

Lender	Revolving Commitment Amount	Term A Loan Commitment Amount	Delayed Draw Term Loan Commitment Amount
Truist Bank	$50,386,100.00	$41,988,417.00	$125,125,483.00
JPMorgan Chase Bank, N.A.	$50,386,100.00	$41,988,417.00	$125,125,483.00
The Toronto-Dominion Bank, New York Branch	$34,749,035.00	$28,957,529.00	$86,293,436.00
U.S. Bank National Association	$26,640,927.00	$22,200,772.00	$66,158,301.00
Wells Fargo Bank, N.A.	$26,640,927.00	$22,200,772.00	$66,158,301.00
City National Bank	$22,007,722.00	$18,339,768.00	$54,652,510.00
Bank of America, N.A.	$17,374,518.00	$14,478,764.00	$43,146,718.00
Mizuho Bank, Ltd.	$17,374,518.00	$14,478,764.00	$43,146,718.00
Morgan Stanley Senior Funding, Inc.	$17,374,518.00	$14,478,764.00	$43,146,718.00
Preferred Bank	$17,374,518.00	$14,478,764.00	$43,146,718.00
Fifth Third Bank, National Association	$10,424,709.00	$8,687,260.00	$25,888,031.00
Flagstar Bank, N.A.	$9,266,408.00	$7,722,009.00	$23,011,583.00
Total	$300,000,000.00	$250,000,000.00	$745,000,000.00

EXHIBIT 2.3

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

Truist Bank, as Administrative Agent

3333 Peachtree Road

Atlanta, GA 30326

Attention: Portfolio Manager – Astrana

Facsimile Number: [***]

Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services Manager

Facsimile Number: [***]

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2025 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among Astrana Health, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Truist Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in connection therewith, the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

        (A)       Aggregate principal amount of Borrowing1:

        (B)       Date of Borrowing (which is a Business Day):

        (C)       Type of Borrowing: [SOFR Borrowing][Base Rate Borrowing]

        (D)       [Interest Period2:                                         ]3

[remainder of page intentionally left blank]

1 Not less than $2,000,000 or a larger multiple of $500,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for SOFR Borrowing, and not less than $1,000,000 or a larger integral multiple of $100,000 (or the remaining amount of the Aggregate Revolving Commitment Amount, if less) for Base Rate Borrowing.

2 Which must comply with the definition of “Interest Period” and not end after the Revolving Commitment Termination Date.

3 Insert for SOFR Borrowings only.

Exhibit 2.3 - 1

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied at the time of and immediately after giving effect to the requested Borrowing.

Very truly yours,

ASTRANA HEALTH, INC.

By:
Name:
Title:

Exhibit 2.3 - 2

EXHIBIT 2.4

FORM OF NOTICE OF SWINGLINE BORROWING

[Date]

Truist Bank, as Administrative Agent

3333 Peachtree Road

Atlanta, GA 30326

Attention: Portfolio Manager – Astrana

Facsimile Number: [***]

Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services Manager

Facsimile Number: [***]

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2025 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among Astrana Health, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Truist Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith, the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

        (A)       Aggregate principal amount of Swingline Borrowing1:

        (B)       Date of Swingline Borrowing (which is a Business Day):

        (C)       Location and number of Borrower’s account to which proceeds of the Swingline Borrowing are to be disbursed:

[remainder of page intentionally left blank]

1 Not less than $100,000 or a larger multiple of $50,000, or such other amount that was otherwise agreed to by the Swingline Lender and the Borrower.

Exhibit 2.4 - 1

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied at the time of and immediately after giving effect to the requested Swingline Borrowing.

Very truly yours,

ASTRANA HEALTH, INC.

By:
Name:
Title:

Exhibit 2.4 - 2

EXHIBIT 2.5

FORM OF NOTICE OF [TERM A LOAN][DELAYED DRAW TERM LOAN] BORROWING

[Date]

Truist Bank, as Administrative Agent

3333 Peachtree Road

Atlanta, GA 30326

Attention: Portfolio Manager – Astrana

Facsimile Number: [***]

Truist Bank

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, GA 30308

Attention: Agency Services Manager

Facsimile Number: [***]

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2025 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among Astrana Health, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto and Truist Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes a Notice of [Term A Loan][Delayed Draw Term Loan] Borrowing, and the Borrower hereby requests a [Term A Loan][Delayed Draw Term Loan] Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the [Term A Loan][Delayed Draw Term Loan] Borrowing requested hereby:

        (A)       Aggregate principal amount of Borrowing:

        (B)       Date of Borrowing (which is a Business Day):

        (C)       Type of Borrowing: [SOFR Borrowing][Base Rate Borrowing]

        (D)       [Interest Period:                                         ]1

(E)       [The use of proceeds for Borrowing:                                         ]2

[remainder of page intentionally left blank]

1 Insert for SOFR Borrowings only

2 To be included for Delayed Draw Term Loan Borrowings.

Exhibit 2.5 - 1

[The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied at the time of and immediately after giving effect to the requested Term A Loan Borrowing.]

Very truly yours,

ASTRANA HEALTH, INC.

By:
Name:
Title:

Exhibit 2.5 - 2